UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

April 25, 2018

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 7, 2018 at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 26, 2018, we expect to mail to our stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 and vote online. The Notice contains instructions on how you can receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

NOTICE OF

2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 7, 2018, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

At the Annual Meeting we will:

1.   vote to elect the 11 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2019 Annual Meeting of Stockholders;

2.   vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3.   hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement;

4.   vote to approve an amendment to increase the aggregate number of shares of our Common Stock, par value $0.003 per share, that may be issued or used for awards under the MarketAxess Holdings Inc. 2012 Incentive Plan; and

5.   transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 10, 2018. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 10, 2018. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Scott Pintoff
General Counsel and Corporate Secretary

New York, New York

April 25, 2018

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

TABLE OF CONTENTS

GENERAL INFORMATION	1
SOLICITATION OF PROXIES	3
VOTING	3
AVAILABILITY OF CERTAIN DOCUMENTS	5
PROPOSAL 1 — ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE AND BOARD MATTERS	11
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	20
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO INCREASE THE AGGREGATE NUMBER OF SHARES OF OUR COMMON STOCK THAT MAY BE ISSUED OR USED FOR AWARDS UNDER THE MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
EXECUTIVE OFFICERS	33
COMPENSATION DISCUSSION AND ANALYSIS	34
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	55
COMPENSATION RISK ASSESSMENT	56
EXECUTIVE COMPENSATION	58
CEO PAY RATIO	68
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	70
OTHER MATTERS	70

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

PROXY STATEMENT for the

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess”, the “Company”, “we” or “our”), to be used at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 7, 2018, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 26, 2018. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 7, 2018 meeting.

Holders of record of our Common Stock, par value $0.003 per share (“Common Stock”), at the close of business on April 10, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 37,237,392 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than the Proposals listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: (1) FOR the election of the nominees for director named herein, (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (4) FOR the approval of an amendment to increase the aggregate number of shares of our Common Stock that may be issued or used for awards under the MarketAxess Holdings Inc. 2012 Incentive Plan, and (5) in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 26, 2018, we expect to mail beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. The proxy card includes instructions on how to vote via the telephone. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice of Internet Availability.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 7, 2018

Our Proxy Statement and 2017 Annual Report to Stockholders are available at

https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 37,237,392 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

You may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the Notice or the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 6, 2018 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, in addition to the methods described above, you may also submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder: You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 10, 2018, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank: You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 10, 2018. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently sending another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions and the broker holding shares for the beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors. Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Other Items. For the ratification of our independent registered public accounting firm (Proposal 2), the adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal 3), and the approval of an amendment to increase the aggregate number of shares of our Common Stock that may be issued or used for awards under the MarketAxess Holdings Inc. 2012 Incentive Plan (Proposal 4), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted as shares present and entitled to vote on these proposals and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We do not know of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2019 Annual Meeting of Stockholders, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2019 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

The Company and some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the U.S. Securities and Exchange Commission (“SEC”). Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2017, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 11 directors, 10 of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 8, 2017, except for Emily Portney, who was appointed to the Board as of October 18, 2017. The directors will be elected for a term that begins at the Annual Meeting and ends at the 2019 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring at the 2019 Annual Meeting of Stockholders, unless you specifically indicate on the proxy card that you are casting a vote against one or more of the nominees or abstaining from such vote.

A majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of each director. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving a majority of votes for their election. In the election of directors, stockholders will be given the choice to cast votes for or against the election of directors or to abstain from such vote. The number of shares voted for a director must exceed the number of votes cast against that director. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Richard M. McVey

Steven L. Begleiter

Stephen P. Casper

Jane Chwick

William F. Cruger

David G. Gomach

Carlos M. Hernandez

Richard G. Ketchum

Emily H. Portney

John Steinhardt

James J. Sullivan

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to continue to serve on the Board if he or she is elected at the Annual Meeting. If any nominee is unable (or for good cause declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company;
•	significant accomplishment in another field of endeavor related to the strategic running of our business; or
•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2019 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000

Richard M. McVey (58) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at J.P. Morgan, where he managed the institutional distribution of fixed-income securities to investors. Mr. McVey led MarketAxess through the Company’s IPO in 2004, and since that time, MarketAxess has been one of the fastest growing financial technology companies in the U.S. public markets, with industry leading total shareholder returns.  Mr. McVey was named the Ernst & Young National Entrepreneur of the Year for financial services in 2012, and he has been named to the Institutional Investor Tech 40 list 15 times. Mr. McVey is a member of the SEC’s Fixed Income Market Structure Advisory Committee, for which he chairs the Technology and Electronic Trading Sub-Committee. Mr. McVey serves on the Board of Directors of Miami (Ohio) University Foundation, as well as the Board of Trustees of Colby College. He previously served on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over 18 years give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at J.P. Morgan, has provided the Company with comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Steven L. Begleiter Director since April 2012

Steven L. Begleiter (56) has been employed with Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008, where he currently serves as Managing Director. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc., Great Ajax Corp. and on the board of directors of certain portfolio companies of Flexpoint Ford, LLC. Mr. Begleiter received a B.A. with Honors in Economics from Haverford College.

Mr. Begleiter brings many years of leadership experience in the financial services and private equity industries to the Board. Mr. Begleiter also has extensive industry knowledge and expertise relating to mergers and acquisitions and capital formation.

Stephen P. Casper Director since April 2004

Stephen P. Casper (68) is retired. Mr. Casper was the President of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., from April 2010 to August 2012. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper has been a member of the Board of Directors of the KLS Diversified Fund, the KLS Rates Fund and the KLS Credit Opportunities Fund, all of which are fixed income hedge funds, since July 2012. Mr. Casper is Vice-Chairman of the Board of Directors of GMO LLC, a global investment management firm providing clients with asset management solutions and services, since May 2014. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

Jane Chwick Director since October 2013

Jane Chwick (55) was most recently the Co-Founder and Co-CEO of Trewtec, Inc., a technology advisory firm designed to help board members and CEOs evaluate the technology function in their companies, from September 2014 until the firm ceased operations in August 2017. Prior to this role, she was a Partner and Co-Chief Operating Officer of the Technology Division of Goldman Sachs Group, Inc. where she was responsible for financial and business planning, technical strategy and ongoing management of an 8,000-person organization until her retirement in April 2013. During her 30 year career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology.  Ms. Chwick served on many governance committees at Goldman Sachs, including the firm’s Finance Committee, the firm-wide New Activity Committee and the Technology Risk Committee, and served as co-chair of the Technology Division Operating Committee. During her tenure, she drove the design, build and integration of technology across all of Goldman Sachs’ derivatives businesses, including fixed income, commodities, currencies and equities. Ms. Chwick is a member of the Board of Directors of Voya Financial, Inc., People’s United Bank and Thoughtworks, and also serves on the Executive Board of Trustees of the Queens College Foundation. Ms. Chwick received a B.A. in Mathematics from Queens College and an M.B.A. from St. Johns University with a concentration in MIS and Quantitative Analysis.

Ms. Chwick’s extensive technology leadership experience gained in a global financial services firm, combined with her depth of market knowledge and industry insight, bring valuable skills and strategic perspective to the Board.

William F. Cruger Director since November 2013

William F. Cruger (59) was most recently Vice Chairman of Investment Banking at JPMorgan Chase & Co. where he was responsible for key client relationships on a global basis until his retirement in August 2013. Previously, Mr. Cruger held a number of senior positions at J.P. Morgan, including Managing Director in the Financial Institutions group from 1996 to 2011. During this time, he oversaw the rationalization of the firm’s private equity investments in trading platforms and related ventures at LabMorgan from 2000 to 2001. Prior to this, Mr. Cruger ran the firm’s investment banking practices in Japan from 1991 to 1996, Latin America from 1989 to 1991 and Emerging Asia from 1984 to 1988. He currently serves as a board member of People’s United Financial, Inc. and Virtu Financial, Inc., and has previously served on the boards of Archipelago, Credittrade and Capital IQ. Mr. Cruger received a B.A. from Clark University and an M.B.A. from Columbia University.

Mr. Cruger’s diverse experience in investment banking at a global financial services firm, his extensive knowledge of financial institutions and financial markets, his leadership roles as a director of other financial services firms, and his international business experience bring critical skills and strategic insight to the Board.

David G. Gomach Director since February 2005

David G. Gomach (59) is retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President — Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (“CME”) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. From April 2011 to October 2012, Mr. Gomach served as a director and member of the audit committee for Eladian Partners, a privately held multi-asset class trading company. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.

Mr. Gomach brings to the Board leadership experience from his prior roles and deep knowledge of public accounting, financial reporting and risk management matters facing public companies in the financial services industry, including internal controls and Sarbanes-Oxley compliance.

Carlos M. Hernandez Director since February 2006

Carlos M. Hernandez (56) is Head of Global Banking at JPMorgan Chase & Co., serves on the JPMorgan Chase Executive Committee and is a member of the Corporate & Investment Bank’s leadership team. Prior to this position, Mr. Hernandez was Global Head of Investor Services and led J.P. Morgan’s Global Equities and Prime Services business. He previously managed the Origination and Distribution business for the Americas, Institutional Equities for the Americas and Global Equity Capital Markets at J.P. Morgan. Before joining the Equities division, Mr. Hernandez was head of Investment Banking, Latin America. Mr. Hernandez has been with J.P. Morgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Mr. Hernandez currently serves on the boards of The Brunswick School in Connecticut and John Hopkins School of Sciences in Maryland. In 2005, he served on the board of the Securities Industries Association. Mr. Hernandez has a B.S. in Business from the State University of New York and an M.B.A. from Columbia University.

Mr. Hernandez has a broad range of leadership experience and a deep understanding of the global financial markets and financial services and securities industries, including the particular needs of an international corporation. Mr. Hernandez also has a unique understanding of, and experience with, our broker-dealer clients and their needs, particularly in the context of recent regulatory reform.

Richard G. Ketchum Director since April 2017

Richard G. Ketchum (67) is retired.  Mr. Ketchum was Chief Executive Officer of the Financial Industry Regulatory Authority, Inc. (“FINRA”) from March 2009 to July 2016 and served as Chairman of FINRA’s Board of Governors from March 2009 to August 2016.  Prior to joining FINRA, Mr. Ketchum held a range of senior regulatory positions in the financial industry over twenty years, including as Chief Executive Officer of NYSE Regulation, Inc., President of the NASDAQ OMX Group Inc., a predecessor of Nasdaq, Inc., President and Chief Operating Officer of the National Association of Securities Dealers Inc., a predecessor of FINRA, and Director of the Division of Market Regulation at the SEC.  Mr. Ketchum was also the General Counsel of the Corporate and Investment Bank of Citigroup Inc.  Mr. Ketchum currently serves on the board of directors of Greystone Managed Investments, Inc.  Mr. Ketchum received a B.A. from Tufts University and a J.D. from New York University School of Law.

Mr. Ketchum brings to the Board substantial regulatory experience in the securities industry and deep knowledge of the legal and compliance issues facing companies in the financial services industry.
Emily H. Portney Director since October 2017

Emily H Portney (46) has been Chief Financial Officer of Barclays International since September 2016. From April 2016 to August 2016, she served as North America Chief Financial Officer for Visa, Inc. Prior to that, Ms. Portney held a series of senior roles at JPMorgan Chase & Co., including Global Head of Clearing, Collateral Management, and Execution; Chief Financial Officer of Equities and Prime Services; and Chief Operating Officer of Futures and Options. Ms. Portney received a B.A. from Duke University and an M.B.A. from Columbia University.

Ms. Portney brings leadership experience from a number of financial institutions. Ms. Portney also has in-depth experience relating to clearing operations and strategies and the requirements of operating a firm in a highly regulated industry.

John Steinhardt Director since April 2000

John Steinhardt (64) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A. from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

James J. Sullivan Director since March 2012

James J. Sullivan (58) is retired.  Mr. Sullivan was the Executive Chairman of Prudential Fixed Income and Head of the Global Institutional Relationship Group for PGIM, the asset management business of Prudential, from January 2016 to December 2016. Prior to assuming that role, Mr. Sullivan was Senior Managing Director and Head of Fixed Income at Prudential Investment Management, a global investment management firm, a position he held since 1999. Mr. Sullivan joined Prudential in 1981and has extensive experience in managing fixed income bond portfolios for insurance, pension, and mutual fund clients. Mr. Sullivan received both a B.A. and an M.B.A. from Iona College.

Mr. Sullivan brings extensive buy-side experience in the financial services industry, specifically in the fixed-income markets that we serve, and a deep knowledge and understanding of the issues faced by the institutional investors who operate in those markets.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that each of our current directors, other than Mr. McVey, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these non-employee directors has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors. The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or controlling shareholder or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee and the Compensation Committee each satisfy standards established by the SEC and the NASDAQ listing rules providing that to qualify as “independent” for purposes of membership on the Audit Committee or the Compensation Committee, members of such committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2015 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the relationship of certain of our directors who are or, for a portion of the past three years, were senior employees of broker-dealer and institutional investor clients. In addition, the Board considered that Mr. Hernandez is the Head of Global Banking at JPMorgan Chase & Co., which accounted for approximately 5% of the Company’s consolidated gross revenue for 2017, and is the administrative agent and sole lender under our credit agreement, provides cash and investment management services to the Company and operates our share repurchase program.

We do not have a director tenure requirement, as we believe our efforts to regularly refresh the Board with new directors, as well as natural turnover, has achieved the appropriate balance between maintaining longer-term directors with deep institutional knowledge and new directors who bring new perspectives and diversity to our Board. Notwithstanding this belief and the fact that our corporate governance guidelines and NASDAQ Global Select Market rules do not deem long-tenured directors to be non-independent, our Board reviews director tenure in connection with its director independence determinations.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee as described below under Communicating with our Board members. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may also engage outside search firms to assist in identifying or evaluating potential nominees.   Ms. Portney was recommended to the Nominating and Corporate Governance Committee of the Board by Mr. Cruger.

Board leadership structure

Our Chief Executive Officer (“CEO”) also serves as the Chairman of the Board (the “Chairman”), and we have a Lead Independent Director who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

Mr. Casper currently serves as the Lead Independent Director. The full Board, by majority vote, elects the Lead Independent Director.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee are comprised entirely of, and are chaired by, independent directors. Second, independent oversight of our CEO’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our CEO’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Cruger. The Board of Directors has determined that each member of the Audit Committee is both an independent director in accordance with NASDAQ listing standards and an Audit Committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and equity incentive plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair) and Begleiter. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Mr. Cruger (Chair), Mr. Casper and Ms. Chwick. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with NASDAQ listing standards.

The Risk Committee assists the Board with its oversight of the Company’s risk management activities, with particular responsibility for overseeing designated areas of risk that are not the primary responsibility of another committee of the Board or retained for the Board’s direct oversight. Items delegated to the Risk Committee by the Board include technology risk, credit risk and regulatory risk. The Risk Committee currently consists of Ms. Chwick (Chair), Mr. Ketchum, Ms. Portney and Mr. Sullivan.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Hernandez and Sullivan.

Meetings and attendance

The following table sets forth chairs and membership structure of the Board and each standing Board committee, and the number of Board and Board committee meetings held during 2017.

(1) The Audit and Risk Committees held five and four meetings, respectively, plus one joint Audit and Risk Committee meeting.

The non-management directors met in executive session without management directors or employees at each of the meetings of the Board during 2017. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served and eight of ten directors attended our 2017 annual meeting of stockholders (not counting Ms. Portney, who was not a director at the time of our 2017 annual meeting).

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Risk and Audit Committees and the full Board. Furthermore, the Risk and Audit Committees report on the matters discussed at the committee level to the full Board. The Risk and Audit Committees and the full Board focus on the material risks facing the Company, including strategic, operational, market, technology, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Risk and Audit Committees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

The Company’s Global Management Team assists management’s efforts to assess and manage risk. The Global Management Team is chaired by the CEO and is comprised of the Company’s senior managers with global oversight. The Global Management Team assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Chief Risk Officer regularly prepares updates and reports for the Global Management Team, Board Risk Committee and the Board of Directors.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the CEO and Senior Financial Officers, which includes Mr. DeLise, our Chief Financial Officer. Both the Code of Conduct and the Code of Ethics for the CEO and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the CEO and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance — Overview section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, Investment Committee, Risk Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board and the Lead Independent Director, or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance — Overview, by clicking the Confidential Ethics Web Form link.

Director compensation

The Compensation Committee of the Board of Directors has retained the services of Grahall LLC (“Grahall”) as its independent compensation consultant. Grahall reports directly to the Compensation Committee in its role and has conducted an annual review of director compensation levels and a bi-annual review of director pay structure and practices, and in each event, shares the results of those reviews with the Compensation Committee. The Compensation Committee then submits any proposed changes in pay level or program structure to the full Board for its consideration, and if appropriate, approval.

Grahall reviews and recommends compensation structure and adjustments based on the board compensation of the following:

•	Proxy peer group (see Compensation Discussion and Analysis – How We Determine Pay Levels – Peer Group);
•	ISS peer group (updated by ISS annually); and
•	Industry data sources, including the National Association of Corporate Directors.

All directors, other than Mr. McVey, are regarded as non-employee directors. Mr. McVey receives no additional compensation for his service as a director.

In 2017, we made the following changes to our Director compensation program, effective August 2017:

•	increased the annual cash retainer payable to each non-employee director from $75,000 to $80,000;

•	raised the annual equity retainer value from $100,000 to $105,000;
•	increased certain annual Chair retainers as follows:
➢	Audit – from $20,000 to $25,000
➢	Compensation – from $15,000 to $20,000
➢	Governance and Nominating – from $10,000 to $12,000
➢	Risk – from $15,000 to $20,000
•	eliminated meeting fees and replaced them with annual committee retainers for Non-Chair members as follows:
➢	Audit - $12,500
➢	Compensation - $7,500
➢	Governance and Nominating - $5,000
➢	Investment - $2,500
➢	Risk - $7,500

We believe that these changes are appropriate given recent structural changes to director pay that were observed in the market and the pay levels that were indicated by the market data.  The changes result in a cash/equity mix that is consistent with market practice and desirable to ensure the alignment of the long-term financial interests of our non-employee directors with those of our stockholders.  The director pay recommendations resulted in pay levels just above the 50th percentile of board compensation for our proxy and ISS peers

A summary of the structure of our Director pay program that was in effect prior to August 2017 is as follows:

Director Compensation Pay Structure - Prior to August 2017
	Cash ($)	Restricted Stock ($)
Annual Retainer	75,000	100,000
Audit Chair	20,000	—
Compensation Committee Chair	15,000	—
Risk Committee Chair	15,000	—
Investment Chair	10,000	—
Meeting Fees - Board	1,000	—
Meeting Fees - Committee	1,000	—
Lead Independent Director (1)	20,000	20,000

(1)

The Lead Independent Director had the choice to receive the aggregate $40,000 retainer as 100% cash or 50% cash and 50% equity.  For 2017, the Lead Independent Director chose the cash / equity alternative.

A summary of the structure of our Director pay program that is in effect as of August 2017 is as follows:

Director Compensation Pay Structure - Effective August 2017
	Cash Board Retainer ($)	Cash Chair Retainer ($)	Cash Committee Retainer ($)	Restricted Stock ($)
Annual Retainer - All	80,000	—	—	105,000
Audit	—	25,000	12,500	—
Compensation Committee	—	20,000	7,500	—
Governance / Nominating Committee	—	12,000	5,000	—
Investment Committee	—	10,000	2,500	—
Risk Committee	—	20,000	7,500	—
Lead Independent Director (1)	20,000	—	—	20,000

(1)	The Lead Independent Director had the choice to receive the $40,000 retainer as 100% cash or 50% cash and 50% equity. For 2017, the Lead Independent Director chose the cash / equity alternative.

In August 2017, we granted 518 shares of restricted stock to each non-employee director. The shares are scheduled to vest over the duration of the non-employee directors’ service year: one-half of the award vested on November 30, 2017 and the balance is scheduled to vest on May 31, 2018. The number of shares of restricted stock granted was determined on the grant date by dividing the equity grant value of $105,000 by $202.54, the average of the closing price of our Common Stock for the ten trading days up to and including the grant date. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards. All equity awards to non-employee directors are made under the Company’s 2012 Incentive Plan.

Mr. Ketchum, who was appointed to the Board of Directors in April 2017, was awarded 82 additional shares for his partial year of service (April to June 2017).

Ms. Portney was granted 337 shares effective November 1, 2017 in conjunction with her appointment to the Board of Directors on October 18, 2017.     This award will be fully vested on May 31, 2018.

Below is a summary of the amount and form of actual compensation received by each non-employee director in 2017:

Director Compensation for Fiscal 2017
Name	Board Retainer Paid in Cash ($)(1)	Committee Chair / Lead Retainer Paid in Cash ($)	Non-Chair Retainer Paid in Cash ($)	Meeting Fees Paid in Cash ($)	Stock Awards ($)(2)(4)	All Other Compensation ($)(3)	Total($)
Stephen P. Casper, Lead Independent Director	75,833	20,000	2,778	14,000	120,568	552	233,731
Steven L. Begleiter	75,833	—	4,444	10,000	101,222	375	191,875
Jane Chwick	75,833	15,833	2,778	15,000	101,222	461	211,128
William F. Cruger	75,833	9,784	3,889	18,000	101,222	461	209,190
David G. Gomach	75,833	20,833	2,778	13,000	101,222	461	214,128
Carlos M. Hernandez	75,833	—	556	6,000	101,222	375	183,987
Ronald M. Hersch	56,250	549	—	14,000	—	375	71,174
Richard Ketchum	38,333	—	4,444	7,000	117,246	99	167,123
Emily Portney	—	—	—	—	59,221	—	59,221
John Steinhardt	75,833	25,833	2,222	8,000	101,222	461	213,572
James J. Sullivan	75,833	—	2,222	11,000	101,222	461	190,739

(1)	Ms. Portney did not receive any cash payments in 2017. Messrs. Hersch and Ketchum received pro-rata payments.
(2)

Mr. Hersch retired from the Board following the end of his term in June 2017.  Ms. Portney received an equity award for a pro-rated year of service in November 2017.  The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2017, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 9 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Ms. Portney did not receive any dividend payments in 2017. Messrs. Begleiter and Hernandez deferred receipt of their equity awards and dividends related to those shares of $85.47 were also deferred.
(4)

The table below sets forth information regarding the aggregate number of unvested stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2017 for each non-employee director.   All options are vested.  In addition to RSU amounts in the table below, Messrs. Begleiter, Cruger and Hernandez and Ms. Chwick previously each elected to defer receipt of RSUs.

Equity Awards Outstanding
	Aggregate Number of Unvested Stock Awards Outstanding at Fiscal Year End (#)	Aggregate Number of Option Awards Outstanding at Fiscal Year End (#)
Stephen P. Casper, Lead Independent Director	309	3,187
Steven L. Begleiter	259	—
Jane Chwick	259	—
William F. Cruger	259	—
David G. Gomach	259	3,187
Carlos M. Hernandez	259	3,187
Richard Ketchum	300	—
Emily Portney	337	—
John Steinhardt	259	3,187
James J. Sullivan	259	—

Share Ownership & Holding Guidelines

To better align the interests of non-employee directors and stockholders, the Board of Directors has adopted stock ownership guidelines for our non-employee directors.  In July 2017, the Board increased the holding requirement to require that non-employee directors hold not less than the number of shares of Common Stock equal in value to four times the annual base cash retainer payable to a director, or $320,000.  As of April 2018, the holding requirement was equal to 1,648 shares, calculated using a price of $194.22 per share, which was the average of the daily closing price of our Common Stock for the twelve-month period ended on March 31, 2018.   This new calculation method was implemented by the Board in April 2018 and is intended to moderate the variability of the stock price. The holding requirement must be achieved within five years after the director has become a Board member and maintained throughout the non-employee director’s service with the Company. All shares of Common Stock beneficially owned by the director, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement, count toward the minimum ownership requirement. Vested and unvested stock options and unearned performance shares are excluded.

In addition to the ownership guidelines, all non-employee directors must hold all shares granted for service for a minimum of five years from the date of grant, and a non-employee director must hold no less than 50% of the total number of shares granted for service until they retire from the Board. Directors are also required, for a period of six months following his or her departure from the Board, to comply with the Company’s Insider Trading Policy that, among other things, prohibits trading in the Company’s securities during specified blackout periods.

All of our non-employee directors have either achieved the designated level of ownership or are in the five-year period following their appointment or election to the Board during which they are expected to achieve compliance:

Directors' Stock Ownership
Multiple of Cash Retainer
Name	Appointed	Requirement	Current Holdings
Stephen P. Casper, Lead Independent Director	April 2004	4x	123x
Steven L. Begleiter	April 2012	4x	19x
Jane Chwick	October 2013	4x	11x
William F. Cruger	November 2013	4x	11x
David G. Gomach	February 2005	4x	63x
Carlos M. Hernandez	February 2006	4x	48x
Richard Ketchum	April 2017	4x	1x
Emily Portney	October 2017	4x	1x
John Steinhardt	April 2000	4x	57x
James J. Sullivan	March 2012	4x	19x

Our equity plan provides for the accrual of dividends (or dividend equivalents) on unvested shares.   However, dividends are not paid and are subject to forfeiture until all restrictions on the shares have lapsed.

We do not provide any retirement benefits or other perquisites to our non-employee directors.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2018, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In 2011, the Company, in the ordinary course of its business, entered into a bulk data agreement with PwC for the purpose of supporting valuation conclusions reached by PwC in the normal course of PwC’s audit and other work for its clients. Pursuant to the agreement, the Company provides bond pricing data to PwC on terms consistent with the terms of similar data sales agreements entered into by the Company. The aggregate annual revenue to the Company from the data agreement is $235,000. On an annual basis, the Audit Committee evaluates the effect of such agreement on the independence of PwC and has concurred with the opinion of the Company’s management and PwC that the arrangement constitutes an “arm’s-length” transaction that would not affect PwC’s independence.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2017 and 2016 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the CEO and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to, and including, a limit of $10,000 per service and an annual aggregate limit of $20,000 for all such services.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; and (ii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2017 and 2016.

Fee Category	2017	2016
Audit Fees(1)	$1,718,650	$1,666,450
All Other Fees(2)	3,593	3,593
Total	$1,722,243	$1,670,043

(1)

The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

(2)	Other Fees are comprised of annual subscription fees for accounting related research.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Mr. Gomach (Chair), Mr. Casper and Mr. Cruger. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that each member of the Audit Committee satisfies the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that each member of the Audit Committee is a “financial expert” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance — Overview section of the Company’s website.

During fiscal year 2017, the Audit Committee met five times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following each quarterly meeting during 2017, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management. The Audit Committee also had one joint meeting with the Risk Committee during 2017.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2017 which are included in the Company’s 2017 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AS 1301 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures from PwC concerning their independence, as required by applicable requirements of the PCAOB, and we have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Board of Directors:

David G. Gomach — Chair
Steven P. Casper
William F. Cruger

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;
•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and
•

provide rewards that are cost-efficient, equitable to our named executive officers and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 — APPROVAL OF THE ADOPTION OF AN AMENDMENT TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED OR USED FOR AWARDS UNDER THE MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN

Stockholders are being asked to approve an amendment (the “Amendment”) to the MarketAxess Holdings Inc. 2012 Incentive Plan (as amended and restated effective June 7, 2016), as amended effective as of April 19, 2017 (the “2012 Incentive Plan”). Our Board approved the Amendment on April 17, 2018, subject to, and to be effective upon, the approval of the Amendment by our stockholders at the Annual Meeting. The Amendment modifies the 2012 Incentive Plan’s aggregate share reserve to be 4,310,176 shares of our Common Stock. This number includes our current share reserve of 3,960,176 shares of our Common Stock and 350,000 new shares of our Common Stock as described below.  All other existing provisions of the 2012 Incentive Plan remain in effect.

The Amendment would increase the number of shares of Common Stock reserved for issuance under the plan by 350,000 shares. As of April 16, 2018, a total of 148,429 shares of our Common Stock remained available for future grants under the 2012 Incentive Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent.  If the 2012 Incentive Plan is not approved, we may be unable to continue to offer competitive equity packages to attract and retain employees, and we may need to consider other compensation alternatives.

We designed the 2012 Incentive Plan to reflect strong equity plan governance practices. The 2012 Incentive Plan has a number of features intended to address stockholder concerns related to equity plans, including:

•	No repricing. Prohibits stock option repricing without stockholder consent.

•	No buyout or exchange of underwater awards. Prohibits the cancellation of underwater stock options in exchange for cash or another award without stockholder consent.

•	No liberal share counting. Prohibits the reuse of shares withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

•	No evergreen provision. Provides for a limited number of shares for grant and does not provide for any annual increase of available shares for future issuance.

•	No single-trigger change of control. Awards generally do not automatically accelerate upon a change of control.

•

Minimum vesting requirement. Full-value (e.g., restricted stock or restricted stock units) performance-based awards granted under the 2012 Incentive Plan are subject to a minimum one-year vesting period and all other awards are subject to a vesting schedule of no less than three equal annual installments on the first, second and third anniversaries of the grant date, subject to certain exceptions summarized below.

•

Limits on dividends and dividend equivalents. Prohibits the payment of dividends or dividend equivalents with respect to any award until the underlying shares or units vest, which is consistent with our current practice.

•	No discounted awards. Requires the exercise price of stock options to be not less than the fair market value of our Common Stock on the date of grant.

•

Clawback provision. Awards granted under the 2012 Incentive Plan will be subject to any applicable laws providing for the clawback of incentive compensation, any clawback policy adopted by the Company, and any clawback provisions that may be included in the award agreement.

The Board believes that if Proposal 4 is approved, we will be able to continue to:

•	provide long-term performance incentives to our employees, consultants, and non-employee directors who will most benefit the Company’s performance and our stockholders’ returns; and
•

provide meaningful rewards to individuals who create the greatest value for stockholders, and afford these individuals the opportunity to earn additional awards based on their past performance and expected future contributions.

The Board recommends that stockholders approve the Amendment. If stockholders do not approve the Amendment, the requested changes will not take effect. In such a case, we may continue to grant awards under the 2012 Incentive Plan in accordance with the current share reserve and the current terms under the 2012 Incentive Plan.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the additional shares of our Common Stock that will be included in the aggregate share reserve under the 2012 Incentive Plan following stockholders’ approval of the Amendment.

Summary of the 2012 Incentive Plan

The following description of the 2012 Incentive Plan is a summary, taking into account the Amendment, and is qualified in its entirety by reference to the 2012 Incentive Plan and the Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the 2012 Incentive Plan, as amended by the Amendment. A copy of the Amendment is attached as Appendix A.

Purpose. The purpose of the 2012 Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

Administration. The 2012 Incentive Plan is administered by a committee (the “Committee”), which with regard to employees and consultants is intended to consist of two or more non-employee directors, each of whom will be, to the extent required, a non-employee director as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an independent director as defined under NASDAQ Listing Rule 5605(a)(2) and, as may be applicable, independent as provided pursuant to rules promulgated by the Securities and Exchange Commission under Dodd-Frank. Currently, the Compensation Committee of the Board, which meets these requirements, serves as the Committee under the 2012 Incentive Plan with regard to employees and consultants. Our Board serves as the Committee with respect to the application of the 2012 Incentive Plan to non-employee directors.

The Committee has full authority to administer and interpret the 2012 Incentive Plan, to grant awards under the 2012 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the 2012 Incentive Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. The terms and conditions of individual awards are set forth in written agreements that are consistent with the terms of the 2012 Incentive Plan.

No awards may be granted under the 2012 Incentive Plan after April 20, 2026. Awards granted prior to such date, however, may extend beyond such date and the provisions of the 2012 Incentive Plan will continue to apply thereto.

Available Shares. The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the 2012 Incentive Plan or with respect to which awards may be granted may not exceed 4,310,176 shares, which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company. In general, if awards under the 2012 Incentive Plan are cancelled for any reason, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2012 Incentive Plan. The number of shares of Common Stock available for awards under the 2012 Incentive Plan will be reduced by the total number of exercisable awards exercised (regardless of whether the shares of Common Stock underlying such awards are not actually issued as the result of net settlement) and any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any award. In addition, the Company may not use the cash proceeds it receives from the exercise of stock options to repurchase shares of Common Stock on the open market for reuse under the 2012 Incentive Plan. Awards that may be settled solely in cash will not be deemed to use any shares of Common Stock that may be issued under the 2012 Incentive Plan.

The maximum number of shares of Common Stock with respect to which any award of stock options, stock appreciation rights, other stock-based awards or shares of restricted stock for which the grant of such award or the lapse of the relevant restriction period is subject to the attainment of specified performance goals that may be granted under the 2012 Incentive Plan during any fiscal year to any eligible employee or consultant will be 600,000 shares per type of award; however, the maximum number of shares of Common Stock for all types of awards to any such individual will be 1,000,000 shares during any fiscal year. There are no annual limits on the number of shares of Common Stock with respect to an award of restricted stock that is not subject to the attainment of specified performance goals to eligible employees or consultants. The maximum number of shares of Common Stock with respect to which performance shares may be granted under the 2012 Incentive Plan during any fiscal year will be 200,000 shares. The maximum value at grant of performance units that may be granted under the 2012 Incentive Plan during any fiscal year will be $2,500,000. The maximum number of shares of Common Stock subject to any award that may be granted under the 2012 Incentive Plan during any fiscal year of the Company to any non-employee director will be 25,000 shares.

The individual maximum share limitations, the aggregate number of shares of Common Stock available for the grant of awards and the exercise price of an award in accordance with the 2012 Incentive Plan may be adjusted by the Committee to reflect any change in our capital structure or business by reason of certain corporate transactions or events in accordance with the terms of the 2012 Incentive Plan.

Eligibility and Types of Awards. All of our employees, consultants and non-employee directors are eligible to be granted nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. As of April 16, 2018, we had 434 employees, 55 consultants and 11 non-employee directors.  In addition, our employees and employees of our affiliates that qualify as subsidiaries or parent corporations (as defined under Section 424 of the Code) are eligible to be granted incentive stock options under the 2012 Incentive Plan. Unless otherwise determined by the Committee at grant, awards granted under the 2012 Incentive Plan are subject to termination or forfeiture if the recipient engages in Detrimental Activity (as defined in the 2012 Incentive Plan) prior to, or during the one-year period after any vesting or exercise of the award. “Full value awards” (e.g., restricted stock or restricted stock units), will be subject to a minimum one-year vesting schedule for performance-based awards and three-year vesting for time-based awards.  “Appreciation awards” (e.g., stock options and stock appreciation rights), will be subject to a vesting schedule of no less than three equal annual installments on the first, second and third anniversaries of the grant date. However, accelerated vesting will be permitted in certain limited events (such as death, disability, retirement or change in control or a participant’s termination of employment by the company without cause or by the participant for good reason), and a more generous vesting schedule is permitted with respect to a “basket” of up to 5% of the aggregate share reserve.

Any dividends or dividend equivalents paid on “full-value awards” will be subject to the same vesting requirements as the underlying award.

Stock Options. The Committee may grant nonqualified stock options and incentive stock options (only to eligible employees) to purchase shares of Common Stock. The Committee will determine the number of shares of Common Stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% stockholder)), the exercise price, the vesting schedule (if any) and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value).

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) either with a stock option that may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”) or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in Common Stock or cash (as determined by the Committee) equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of Common Stock subject to a SAR may not be less than fair market value at the time of grant. The Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control (as defined in the 2012 Incentive Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock. The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement.

Recipients of restricted stock are required to enter into a restricted stock agreement with the Company that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals is substantially uncertain.

Performance Shares. The Committee may award performance shares. A performance share is the equivalent of one share of Common Stock. The grant of performance shares will specify one or more performance criteria to meet within a specified period determined by the Committee at the time of grant. A minimum level of acceptable achievement will also be established by the Committee. If, by the end of the performance period, the recipient has achieved the specified performance goals, he or she will be deemed to have fully earned the performance shares. To the extent earned, the performance shares will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of Common Stock or any combination thereof.

Performance Units. The Committee may award performance units. Performance units will have a fixed dollar value. A performance unit is the right to receive Common Stock or cash of equivalent value. The grant of performance units will specify one or more performance criteria to meet within a specified performance cycle determined by the Committee at the time of grant. A minimum level of acceptable achievement will also be established by the Committee. If, by the end of the performance cycle, the recipient has achieved the specified performance goals, he or she will be deemed to have fully earned the performance units. To the extent earned, the performance units will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of Common Stock or any combination thereof.

Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units, restricted stock units and awards valued by reference to book value of shares of Common Stock) under the 2012 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Committee will determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period.

Performance Goals. If an award is intended to be “performance-based”, the performance goals may be based on one or more of the following criteria with regard to the Company (or any subsidiary, division or other operational unit of the Company):

•	enterprise value or value creation targets of the Company;
•	income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;
•	cash flow including, but not limited to, from operations or free cash flow;
•	bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments);
•	net sales, revenues, net income or earnings before income tax or other exclusions of the Company;
•	operating margin; return on operating revenue or return on operating profit;
•	return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;
•	market capitalization, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added;
•	total stockholder return or growth in total stockholder return (with or without dividend reinvestment);
•	proprietary investment results;
•	estimated market share (whether based on FINRA TRACE volume or otherwise);
•	expense management/control or reduction (including, without limitation, compensation and benefits expense);
•	customer satisfaction;
•	technological improvements/implementation, new product innovation;

•	collections and recoveries;
•	property/asset purchases;
•	litigation and regulatory resolution/implementation goals;
•	leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);
•	risk management/implementation;
•	development and implementation of strategic plans and/or organizational restructuring goals;
•	development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals;
•	employee satisfaction or staff development;
•	formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or to enhance its customer base; or
•	completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets of the Company.

In addition, performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations.

The Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Change in Control. Unless otherwise determined by the Committee at the time of grant, awards subject to vesting and/or restrictions will not accelerate and vest or cause the lapse of restrictions upon a change in control (as defined in the 2012 Incentive Plan) of the Company. Instead, such awards will be, in the discretion of the Committee, (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Company’s Common Stock paid in a change in control over the exercise price of the award(s) (such purchase price not to exceed the fair market value of the Common Stock at the time of purchase), or (iii) cancelled if the price of the Common Stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Company’s Common Stock or assets, the Committee may elect to terminate all outstanding exercisable awards granted under the 2012 Incentive Plan, provided that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.

Amendment and Termination. Notwithstanding any other provision of the 2012 Incentive Plan, the Board may at any time amend any or all of the provisions of the 2012 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2012 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant, and provided further that the approval of our stockholders will be obtained to the extent required by applicable law. Further, notwithstanding any other provision of the 2012 Incentive Plan, the Committee may amend the 2012 Incentive Plan in respect of any participant to the extent required in order to comply with (i) the IFPRU Remuneration Code published by the UK Financial Conduct Authority and/or (ii) any other applicable UK law and/or UK regulatory requirements relating to the remuneration of any participant.

Miscellaneous. Generally, awards granted under the 2012 Incentive Plan are nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Certain U.S. Federal Income Tax Consequences. The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2012 Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change (possibly with retroactive effect), as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences (state, local and other tax consequences are not addressed below) to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of Common Stock.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option or (ii) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year under the 2012 Incentive Plan and/or any other stock option under the 2012 Incentive Plan of the Company, any subsidiary or any parent exceeds $100,000, such options will be treated as nonqualified stock options. In addition, if the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or a recipient disposes of the Common Stock acquired upon exercise of the incentive stock option within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options not deemed to be deferral arrangements under Code Section 409A. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income. Generally, a non-qualified stock option granted with an exercise price that is not less than fair market value of the stock subject to the non-qualified option will not be deemed to be deferred compensation under Section 409A of the Code.

All Options. With regard to both incentive stock options and nonqualified stock options, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their stock options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); and (iii) in the event that the payment, exercisability or vesting of any award is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)), and such payment of an award, either alone or together with any other payments made to certain participants, constitutes a parachute payment under Code Section 280G, then subject to certain exceptions, a portion of such payment would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.

Code Section 409A. Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2012 Incentive Plan are anticipated to be exempt from the requirements of Code Section 409A, awards that are not exempt are intended to comply with Code Section 409A.

The 2012 Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2012 Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Future Plan Awards. The grant of additional stock-based awards under the 2012 Incentive Plan in the future and the nature of any such awards are subject to the discretion of the Committee (or, in the case of awards to non-employee directors, the Board). Accordingly, other than the annual grants to our non-employee directors, it is not possible to determine the number, amount and type of awards to be granted under the 2012 Incentive Plan as a result of the proposed amendment (or that would have been granted in 2017 had this proposed amendment of the 2012 Incentive Plan then been in effect).  Information regarding our recent practices with respect to annual and long-term incentive awards and stock-based compensation under the 2012 Incentive Plan is presented in the “Summary Compensation” table and these related tables: “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” and “Options Exercised and Stock Vested.”

The annual equity grants in August for non-employee directors generally vest as follows: one-half of the award vests on November 30 of the year of grant, and the remaining half vests on May 31 of the following year.  The following table shows the amount of such awards.

Name and Position	Market Value of Restricted Stock ($)(1)	Number of shares of Restricted Stock(#)(1)
Named Executive Officers:
Richard M. McVey, Chief Executive Officer	—	—
Antonio L. DeLise, Chief Financial Officer	—	—
Kevin McPherson, Global Head of Sales	—	—
Christophe Roupie, Head of Europe and Asia	—	—
Nicholas Themelis, Chief Information Officer	—	—
All current executive officers, as a group (5 persons)	—	—
All current directors who are not executive officers, as a group (10 persons)	1,049,440.50	5,050
All employees, including officers who are not executive officers, as a group	—	—

(1)

The annual restricted stock award to be granted to each of the ten (10) non-employee directors in August 2018 will cover that number of shares equal to $105,000 divided by the average of the closing price of our Common Stock for the ten trading days up to and including the grant date.  Restricted stock awards to non-employee directors vest equally in two tranches, 50% on November 30th of the year of grant, and the remaining 50% on May 31st of the following year.  For purposes of estimating the number of shares to be subject to these restricted stock awards during 2018, the April 9, 2018 closing price per share of our Common Stock of $207.81 has been used.

Equity Compensation Plan Information

The following table provides certain information regarding our common stock authorized for issuance under the 2012 Incentive Plan (without giving effect to this proposal) as of December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plan approved by stockholders	529,611	$67.90	219,983
Equity compensation plan not approved by stockholders	—	$—	—

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of the adoption of an amendment to the 2012 Incentive Plan to increase the aggregate number of shares of Common Stock that may be issued or used for awards under the 2012 Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote on the proposal.

Board recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADOPTION OF AN AMENDMENT TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED OR USED FOR AWARDS UNDER THE MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 10, 2018 by (i) each person or group of persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 10, 2018 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 37,237,392 shares of Common Stock outstanding at the close of business on April 10, 2018. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Number of Shares Beneficially Owned	Percentage of Stock Owned
5% Stockholders
Baillie Gifford & Co (1)	3,236,958	8.69%
BlackRock, Inc. (2)	3,104,233	8.34%
The Vanguard Group (3)	2,981,308	8.01%
T. Rowe Price Associates, Inc. (4)	2,090,102	5.61%
Named Executive Officers and Directors
Richard M. McVey (5)	1,032,037	2.75%
Steven Begleiter (6)	7,213	*
Stephen P. Casper (7)	56,263	*
Jane Chwick (8)	3,745	*
William F. Cruger (9)	3,732	*
David G. Gomach (10)	29,241	*
Carlos M. Hernandez (11)	22,550	*
Richard G. Ketchum (12)	600	*
Emily H. Portney (13)	337	*
John Steinhardt (14)	26,801	*
James Sullivan (15)	7,760	*
Antonio L. DeLise (16)	15,449	*
Kevin McPherson (17)	71,439	*
Christophe Roupie (18)	743	*
Nicholas Themelis (19)	44,518	*
All Executive Officers and Directors as a Group (15 persons)(20)	1,322,428	3.52%

*	Less than 1%.
(1)

Information regarding the number of shares beneficially owned by Baillie Gifford & Co was obtained from a Schedule 13G filed by Baillie Gifford & Co with the SEC. The principal business address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN. Scotland, UK.

(2)

Information regarding the number of shares beneficially owned by BlackRock, Inc. was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Information regarding the number of shares beneficially owned by The Vanguard Group was obtained from a Schedule 13G filed by The Vanguard Group with the SEC. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Information regarding the number of shares beneficially owned by T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Consists of (i) 614,820 shares of Common Stock owned individually; (ii) 130,219 shares of unvested restricted stock; and (iii) 286,998 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (i) 121,506 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days, (ii) 335,663 restricted stock units that are unvested and deferred restricted stock units or (iii) 5,891 performance shares.

(6)	Consists of 7,213 shares of Common Stock owned individually. Does not include 518 deferred restricted stock units.

(7)

Consists of (i) 52,767 shares of Common Stock owned individually; (ii) 309 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(8)	Consists of (i) 3,486 shares of Common Stock owned individually and (ii) 259 shares of unvested restricted stock. Does not include 972 deferred restricted stock units.
(9)	Consists of (i) 3,473 shares of Common Stock owned individually and (ii) 259 shares of unvested restricted stock. Does not include 972 deferred restricted stock units.
(10)

Consists of (i) 25,795 shares of Common Stock owned individually; (ii) 259 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. All shares of Common Stock, other than unvested restricted stock, are held indirectly in a trust for which Mr. Gomach is trustee.

(11)

Consists of (i) 19,363 shares of Common Stock owned individually and (ii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 518 deferred restricted stock units.

(12)	Consists of (i) 300 shares of Common Stock owned individually and (ii) 300 shares of unvested restricted stock.
(13)	Consists of 337 shares of unvested restricted stock.
(14)

Consists of (i) 23,355 shares of Common Stock owned individually; (ii) 259 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(15)	Consists of (i) 7,446 shares of Common Stock owned individually and (ii) 314 shares of unvested restricted stock.
(16)

Consists of (i) 13,893 shares of Common Stock; (ii) 597 shares of unvested restricted stock and (iii) 959 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 17,982 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 28,906 restricted stock units that are unvested and deferred restricted stock units or (iii) 7,515 performance shares.

(17)

Consists of (i) 71,227 shares of Common Stock and (ii) 212 shares of unvested restricted stock. Does not include (i) 22,388 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days;(ii) 8,753 restricted stock units that are unvested and deferred restricted stock units or (iii) 10,228 performance shares.

(18)	Consists of 743 shares of unvested restricted stock. Does not include 10,110 performance shares.
(19)

Consists of (i) 41,490 shares of Common Stock owned in joint tenancy with his spouse; (ii) 1,726 shares of unvested restricted stock; and (iii) 1,302 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 29,393 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 11,511 restricted stock units that are unvested or (iii) 12,485 performance shares.

(20)

Consists of (i) 884,628 shares of Common Stock; (ii) 135,793 shares of unvested restricted stock; and (iii) 302,007 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 191,269 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 387,813 restricted stock units that are unvested or (iii) 46,229 performance shares.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 10, 2018.

Name	Age	Position
Richard M. McVey	58	Chief Executive Officer and Chairman of the Board of Directors
Antonio L. DeLise	56	Chief Financial Officer
Kevin McPherson	47	Global Head of Sales
Christophe Roupie	52	Head of Europe and Asia
Nicholas Themelis	54	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

Kevin McPherson has been Global Head of Sales since June 2014.  From January 2008 to June 2014, Mr. McPherson was the Company’s U.S. Sales Manager.  From March 1999 to December 2007, Mr. McPherson was a Sales Representative for the Company, running the Company’s West Coast sales and distribution effort.  From June 1996 to March 1999, Mr. McPherson worked within the Emerging Markets Fixed Income Group of Scudder Stevens & Clark, where he traded emerging market fixed income securities and supported portfolio administration.  Mr. McPherson began his career at State Street Bank & Trust, where he worked from June 1994 to June 1996 as an accountant and auditor for fixed income and equities portfolios.  Mr. McPherson received a B.A. in Business Administration from the University of Maine.

Christophe Roupie has been Head of Europe and Asia since March 2017.  Prior to joining us, from October 2015 until October 2016, Mr. Roupie was the CEO of HiRock AG, a family office in Switzerland.  From May 2005 to October 2015, Mr. Roupie was Global Head of Trading and Securities Financing at AXA Investment Managers. While at AXA Investment Managers, he managed trading teams in Paris, London, Hong Kong and Greenwich, Connecticut across equities, fixed income, FX, derivatives, repo and stock lending.  Prior to this, Mr. Roupie was the Global Head of Fixed Income Trading at IXIS AM (now Natixis Asset Management) from October 2000 to March 2005.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was the Company’s Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was the Company’s Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our pay for performance methodology, describes and analyzes our compensation programs and practices, and details the specific amounts of compensation paid for fiscal year 2017 to our named executive officers. Our named executive officers for fiscal year 2017 were Mr. McVey, our Chief Executive Officer (“CEO”) and Chairman of the Board of Directors (the “Board”), Mr. DeLise, our Chief Financial Officer (“CFO”), Mr. McPherson, our Global Head of Sales (“Sales”), Mr. Roupie, our Head of MarketAxess Europe and Asia (“EU/Asia”), and Mr. Themelis, our Chief Information Officer (“CIO”), collectively the “NEOs”.

Executive Summary

Financial Performance

A significant portion of each NEO’s compensation is dependent on our financial performance.  The following chart provides a summary of our key financial performance metrics used to determine compensation.  Each of the financial metrics below reflects record results compared to the prior year:

Key Financial Metrics
	2017	2016	Change
Revenues (in millions)	$397.5	$369.9	7.4%
Operating Income (in millions)	$201.8	$191.6	5.3%
Diluted Earnings Per Share	$3.89	$3.34	16.5%
Year-End Stock Price	$201.75	$146.92	37.3%
Trading Volume (in billions)	$1,458.3	$1,308.7	11.4%
Estimated U.S. High Grade Market Share	16.9%	16.0%	5.6%

While our 2017 results exceeded 2016 results for all of our key financial metrics, we did not meet our internal targets for revenues and operating income in 2017.  As discussed below, this negatively affected the variable compensation paid to our NEOs for the 2017 performance period.

Relative Performance

For 2017, we evaluated our year-over-year financial growth as compared to our 2017 Peer Group (as defined below under How We Determine Pay Levels – Peer Group), comprised of 20 reference companies.  While our annual growth rate slowed on a year over year basis, we led over half our peers in Earnings Per Share (“EPS”) and stock price growth.   We ranked first and second, respectively, in three- and five-year stock price growth.

Our share price growth as compared to the following indices for the one-, three-, and five-year periods ended December 31, 2017 was as follows:

Share Price Growth
	MKTX	Russell 1000		NASDAQ Comp.		S&P MidCap 400
	Stock	Stock		Stock		Stock
	Return	Return	Alpha	Return	Alpha	Return	Alpha
1-year	37.3%	19.3%	18.0%	28.2%	11.4%	14.5%	25.2%
3-year	181.3%	29.5%	151.9%	45.8%	141.2%	30.9%	156.1%
5-year	471.5%	87.6%	383.9%	128.6%	376.4%	86.3%	418.8%

In 2017, we continued to deliver long-term value for our stockholders as evidenced by ranking 57th in five-year total shareholder return (“TSR”) (approximately 97th percentile) and 13th in ten-year TSR (approximately 99th percentile) of all 1,869 U.S. public companies with over $1 billion in market capitalization, (as reported by FactSet).

How 2017 Performance Affected Executive Compensation

The chart below shows the change in base salary, total cash (which includes base salary and incentive cash) and Total Direct Compensation (“TDC”) (which includes cash payments, annual equity awards and the annualized value of multi-year equity awards) for each NEO (see Annual Variable Performance Awards in Cash and Total Direct Compensation below).   Aggregate total cash

payments to the NEOs (who were employed during performance years 2016 and 2017) decreased by 8% in 2017 from 2016 levels while TDC decreased by 5%.

	Base Salary			Total Cash Compensation			Total Direct Compensation
	2017	2016	Change	2017	2016	Change	2017	2016	Change
	($ in thousands)
McVey, CEO	$500	$500	0%	$2,390	$2,600	(8)%	$7,000	$7,400	(5)%
DeLise, CFO	300	300	0%	1,100	1,200	(8)%	1,800	1,900	(5)%
McPherson, Sales	300	300	0%	1,475	1,600	(8)%	2,325	2,450	(5)%
Roupie, EU/Asia (1)	399	—	0%	831	—	—	1,521	—	—
Themelis, CIO	300	300	0%	1,550	1,700	(9)%	2,625	2,800	(6)%
Aggregate				$7,346	$7,100	(8)%	$13,750	$14,550	(5)%

(1)

All data for Mr. Roupie is shown in USD terms using a conversion rate of 1.33 USD to 1 GBP, which was reflective of the average one-month forward conversion rates published for December 2017, when compensation decisions for the NEOs and other employees were being made.

The figures in the preceding chart differ from those shown in the Summary Compensation Table in Executive Compensation, as the Summary Compensation Table reflects the full grant date value of any multi-year performance equity award received by the NEOs in the year actually granted (as required by the SEC).

We did not meet our internal target operating income goal in 2017.  Accordingly, the accruals under our cash incentive plans were lower than budgeted (see Annual Variable Performance Awards Payable in Cash below).   Additionally, performance shares granted in 2017 settled at 62.4% of the targeted award amounts (see Long-Term Incentives – Equity-based Awards below).

Changes/Key Actions in 2017

In 2017, we implemented the following changes with respect to our executive management and rewards structure to ensure that our executive compensation programs continue to balance the reward and retention of our NEOs with the short- and long-term interests of our stockholders:

•

Additional Executives – In 2017, we hired Mr. Roupie to be our Head of Europe and Asia.  Our Board determined that he was an executive officer upon commencement of his employment.   The Board also determined that Mr. McPherson, Global Head of Sales, was an executive officer on April 19, 2017;

•

Annual Incentive Design – In 2017, we reduced the percentage of annual operating income allocated to the annual cash incentive performance awards payable to our employees, including our NEOs (the “Bonus Accrual”); and

•	Performance Share Metrics – The metrics and thresholds for our performance share program were adjusted to align with our 2017 financial plan.

Actions in 2018

•

Annual Incentive Design – In 2018, we reduced the percentage of annual operating income allocated to the annual cash incentive performance awards payable to our employees, including our NEOs (see Annual Variable Performance Awards Payable in Cash below); and

•

Performance Share Metrics – The performance share metrics for our 2018 program were adjusted to align with our 2018 financial plan.   The low end of the performance range was slightly expanded to reflect the stretch nature of our operating income goals.  Additionally, an additional metric based on the Company’s composite market share was added to the performance share program (see 2018 Grants for 2017 Performance below).

Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Stockholders, 96.93% of the votes present and entitled to vote on the non-binding advisory vote on our executive compensation proposal were voted in favor of our 2016 NEO compensation. In evaluating the 2017 compensation for our NEOs, the Compensation Committee reviewed these final vote results and took into consideration the strong support of our stockholders for our compensation policies. Although it determined that no significant changes to our executive compensation policies were necessary, the Compensation Committee will continue to review our NEO compensation program and the compensation goals set forth in the CD&A on an annual basis.

How Compensation Is Determined

Role of the Compensation Committee

The compensation programs for our NEOs are administered by the Compensation Committee with assistance from management and our independent compensation advisors. The Compensation Committee reviews all components of remuneration and decides which elements of compensation, if any, should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. The Compensation Committee’s function is fully described in its charter, which is available on our corporate website at www.marketaxess.com under the Investor Relations – Corporate Governance caption.

In performing its duties, the Compensation Committee:

•

annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by its compensation consultant and considers the impact on our compensation architecture, policies and strategies;

•	reviews all compensation, including equity holdings (both vested and unvested amounts) earned by each NEO;
•	consults with the compensation consultant and full Board regarding market and performance data when considering decisions concerning the structure and amount of Mr. McVey’s compensation; and
•

considers the recommendations of Mr. McVey relating to performance of our NEOs (other than himself) and the recommendations of its compensation consultant relating to market data and compensation trends when considering decisions concerning the structure and amount of compensation of our NEOs.

All compensation decisions related to cash incentives or equity grants for our NEOs are determined by the Compensation Committee in conjunction with the CEO, except for his own awards, and are reviewed by the Board.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee currently retains the services of Grahall as its independent compensation consultant.  In this capacity, Grahall reports directly to the Compensation Committee. During 2017, Grahall provided the following services with respect to NEO compensation:

•	Pay Analysis — Reviewed and benchmarked competitive market pay levels and conducted retention analyses with respect to 2017 compensation for our NEOs;
•	Proxy Disclosure — Assisted in the preparation of the Company’s CD&A for performance year 2016;
•	Share Ownership Guidelines — Assisted management and the Compensation Committee in the oversight of our on-going share ownership guidelines; and
•

General Advice/Compliance — Provided other general compensation-related recommendations and performed other services, including providing advice regarding regulatory and advisory compliance issues and the Company’s usage of authorized shares (i.e., “burn rate”), as well as an ongoing review of our peer group composition (as discussed below in Peer Group).

In 2017, Grahall also provided services relating to the compensation of our directors (see Director Compensation above).

The Compensation Committee has the sole authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

Compensation Objectives and Strategy

Our NEO pay philosophy is tied to our belief that compensation should be performance-based, directly correlate with business results and financial results, and attract, reward and retain the caliber of executives we need to ensure our continued growth and profitability.  Additionally, alignment with stockholder returns is paramount and drives the basis for decision making for all elements of compensation.

The compensation program’s primary objectives are:

•	Alignment: align and reward Company and individual performance and decision-making with stockholder value creation while providing for prudent risk management;
•	Value Creation: drive long-term growth objectives, thereby creating long-term value for our stockholders; and
•

Cost-Effectiveness: provide rewards that are economically viable, equitable to both our NEOs and stockholders, and competitive with organizations that compete for executives with similar skill sets. This encourages high-potential individuals with significant and unique market experience to build a career at the Company.

Both our unique internal operating characteristics as well as external competition for talent directly impact the way we attract, reward and retain key management talent:

•

We are unique in the financial technology market as no other publicly traded company is primarily focused on the electronic trading of credit.  Our markets are also undergoing significant changes in market structure, which requires our NEOs to be innovative as they help set the Company’s direction and determine the role it plays in the financial markets.

•

We are a relatively flat organization; therefore, our NEOs must have the ability to balance strategic decision making with tactical execution, and they must be able to effectively communicate with, and lead, broad teams of employees across all levels of the organization.

•

We are a hybrid financial technology company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to conceptualize, create, implement and deliver technology-driven market solutions. Competitors for talent include newer start-up initiatives trying to compete in our markets; traditional financial services firms, especially those investing in technology solutions; and software development firms.

In implementing the Company’s compensation programs and arriving at individual pay decisions, we consider that other organizations may provide their executives with compensation elements similar to ours, but within compensation structures that may be different than ours. These structures may provide their executives with less variability in year-over-year compensation and earnings opportunities that exceed what we can afford or desire to pay.

To assess the financial impact of our compensation programs, we focus on managing our aggregate compensation and benefits expense expressed as a percentage of our total annual revenues (“C&B Ratio”). We believe that monitoring this measure improves our overall profitability.  The NEOs’ annual incentive payments are a component of aggregate compensation expense; therefore, we may reduce the NEOs’ incentives to meet our internal annual C&B ratio target.  Additionally, the C&B Ratio provides a normalized efficiency measure by which we can compare our compensation structure to those maintained by our peers and other financial and technology industry companies.  Since 2012, our C&B Ratio has been below 30%, which we believe is an appropriate target given our current revenues, employee base and strategic plans.

We believe that continuity of the leadership team benefits the Company and our stockholders. As such, we promote long-term commitments from our NEOs. To support these objectives, we provide our NEOs with a mix of both short-term incentives (base salary and performance-based annual cash awards), long-term (three- to five-year) equity incentives, and where appropriate, contractual protection that supports a long-term commitment to the Company. Ultimately, the value realized by our NEOs from our equity incentive awards depends on several factors: our financial performance, changes in our Common Stock price, satisfaction of an award’s vesting schedule, and compliance with any on-going employment or post-termination covenants. Taken together, we believe these factors help create a comprehensive scheme that both reinforces our long-term performance-based orientation and is aligned with the interests of our stockholders.

Compensation Policies and Practices

We maintain a high standard of compensation policies and practices as illustrated below:

Compensation Policies and Practices
What We Do	What We Avoid

√ Emphasis on performance-based compensation	X No guaranteed bonuses for existing NEOs
√ Use of clawbacks	X No pension / SERP plans
√ Stock ownership guidelines	X No single-trigger Change in Control benefits
√ Use of long term equity awards that align with stockholder interests	X No §280G excise tax “Gross-Up” Benefits
√ Automatic reduction of severance payments subject to §280G excise tax	X No corporate aircraft or other excessive perquisites
X No dividends on performance shares until earned
X No "repricing" underwater options without stockholder approval
X No hedging of MarketAxess stock

Principle Elements of Pay

Elements of Pay Table

Our executive compensation programs are comprised of the following principle elements, each of which is described in more detail below:

Elements of Pay
Component	Description	Purpose

Base Salary	Fixed pay based on role and responsibilities, experience and expertise, and individual performance	Provides a consistent minimum level of compensation that is paid throughout the year at a cost-effective level for the Company
Annual Cash Bonus	Variable cash payments based on achievement of annual corporate financial goals and individual performance	Rewards short-term performance in a framework that discourages excessive risk taking by limiting maximum award opportunities
Annual Equity Awards	Equity awards that vest over three or more years	Designed to tie compensation to stockholder value creation; rewards attainment of corporate and individual goals
Multi-Year Equity Awards	Performance awards that vest over four or more years, often with back-ended vesting	Serve as retention tools while aligning compensation to long-term stockholder value creation
Other Benefits	Include healthcare, life insurance, disability and retirement savings plans	Provide assistance with healthcare related costs and income protection in the event of disability as well as a base level of replacement pay upon retirement

The combination of these elements enables us to offer competitive, cost effective compensation programs that balance variable, or at-risk, compensation with prudent risk taking and stockholder interests.

Pay Mix

We believe that lower base salaries and higher levels of variable performance awards motivate our NEOs, facilitate the achievement of our growth objectives and promote decision-making that is aligned with our stockholders’ interests. A lower base of fixed costs (including base salary) also allows us to better manage expenses, which helps improve profitability. We also believe that the balance among pay components in our compensation program design mitigates against a focus on short-term results and decreases the potential for excessive or inappropriate risk taking (see Compensation Risk Assessment below). An overview of the elements of pay provided to each NEO for fiscal year 2017 is as follows:

Compensation and Benefits Paid in Respect of 2017

McVey, CEO	DeLise, CFO

McPherson, Sales	Roupie, EU/Asia

Themelis, CIO

In 2017, all NEOs received over a third of their annual TDC in equity, which was intended to align each NEO’s interests with that of our stockholders. As CEO, Mr. McVey receives the highest percentage of TDC (65%) in the form of equity compensation. Given Mr. McVey’s level of ownership of the Company’s Common Stock, his other pay components and our strategic initiatives, we believe that Mr. McVey’s significant percentage of TDC in the form of equity is both appropriate and desirable to further the alignment between him and the Company’s stockholders.

How We Determine Pay Levels

Peer Group

The Company uses peer group information to help set competitive market levels and structure for our NEOs. Because our closest competitors include private firms with unpublished compensation data, we rely on a broader base of financial services and technology companies to facilitate our review.

While public peers may differ from us in terms of size (whether measured by market capitalization or annual revenues) and core business (in that none primarily focus on providing an electronic trading platform for credit products), these companies are the closest matches available to us in terms of a comparable business model. Each provides technology solutions to the financial markets, and some provide electronic trading platforms similar to ours, albeit in other asset classes.

Grahall performs an ongoing review of the composition of our peer group. Factors considered in determining the peer group (“Peer Group”) include:

•

financial size – market cap and revenues, generally based on a methodology similar to the method used by Institutional Shareholder Services (“ISS”) of +/- 2.5 times the Company’s most recent annual revenues and +/- 5 times the Company’s most recent market capitalization;

•	whether companies compete with us for customers, executives or other employee talent;
•	asset class or product offering;
•	peers of peers, as well as peers designated by ISS in its annual review; and
•	reviewing the broader market for additional firms in financial services, IT services and software industries, based on relative revenue, market capitalization and operating income similarity.

Due to our desire to broaden the number of companies in our Peer Group, our focus on expanding our international business and to better evaluate our financial performance, the Company has included certain companies not listed on U.S. exchanges (“Non-U.S. Peers”), but whose business models are similar to the Company’s. The Non-U.S. Peers are generally included in the Compensation Committee’s review of our performance.

For the 2017 compensation period, our Peer Group was comprised of the following firms:

2017 Peer Group

Peers	Symbol	Client Base	Products	Revenue ($ in millions)	Operating Income ($ in millions)	Market Cap ($ in millions)(1)
Alliance Bernstein Holding L.P.	AB	Institutional and Retail	Various	239	239	2,168
BGC Partners, Inc.	BGCP	Institutional	Various	2,613	137	2,684
CBOE Holdings, Inc.	CBOE	Institutional	Listed options and futures	657	298	6,538
Cohen & Steers	CNS	Institutional	Various	350	136	1,781
Fidessa Group PLC (2)(5)	FDSA-LON	Institutional	Technology Provider	410	60	1,259
Financial Engines	FNGN	Retail	Various	424	50	2,501
Gain Capital Holdings	GCAP	Institutional and Retail	FX, Metals, CFD	412	58	395
Greenhill & Co	GHL	Institutional, Corporate, Government	Various	336	91	797
Hercules Technology Growth Capital, Inc.	HTGC	Institutional	Capital / Funding	175	92	1,239
Investment Technology Group, Inc.	ITG	Institutional	Equities	469	(41)	664
KCG Holdings, Inc.	KCG	Institutional and Corporate	Various	1,454	396	1,149
Main Street Capital	MAIN	Middle Market, Small Companies	Capital / Funding	178	116	2,105
MSCI, Inc.	MSCI	Various, including Institutional	Various	1,151	488	8,851
Northstar Asset Management (6)	CLNS	Institutional	Various	399	58	7,332
Oaktree Capital Group, LLC	OAK	Institutional and Retail	Various	1,126	336	7,109
SS&C Technologies Holdings, Inc.	SSNC	Institutional	Technology Provider	1,481	289	7,098
TMX Group (3)	X:CN	Institutional	Various	598	216	2,919
Tullett Prebon plc (2)(4)(5)	TLPR-LON	Institutional	Various	1,144	164	3,135
Virtus Investment Partners, Inc.	VRTS	Institutional and Retail	Various	323	51	709
Wisdom Tree Investments, Inc.	WETF	Institutional and 401(k) Providers	Various	219	56	1,202
Reference Companies

Interactive Brokers (7)	IBKR	Institutional	Various

MarketAxess Holdings Inc.	MKTX	Institutional	Fixed Income	370	192	6,761
			MKTX Rank	14 of 20	8 of 20	5 of 20
			Median	418	126	2,136
			75th Percentile	1,130	251	3,986

(1)	Market Capitalization is as of the close of business on April 5, 2017
(2)	Fidessa and Tullett Prebon are traded on the London Exchange (LON)
(3)	TMX Group is traded on the Toronto Stock Exchange (TSE); the amounts reflect an exchange rate of $1US:1.33 $CAN
(4)	Preliminary data as reported in 2016 Annual Report - subject to revision by Tullett Prebon plc
(5)	Amounts reflect an exchange rate of 1.25 US:1 GBP
(6)	Northstar was acquired in 2016 and now trades under Colony North Star (CLNS)
(7)	Interactive Brokers is used selectively to benchmark certain applicable senior positions, but is excluded from CEO peer group and cumulative data

For the 2018 compensation period, using the methodology described above, we modified our Peer Group as follows:

•	Retained TP ICAP (formerly Tullett Prebon plc) and KCG Holdings, Inc. (following their acquisition by Virtu Financial)
•	Removed Greenhill & Co, Colony North Star (formerly Northstar Asset Management), and Gain Capital Holdings
•	Added NEX Group, ACI Worldwide, GAMCO Investors, Inc. and Envestnet, Inc.

For the 2018 compensation period, our Peer Group is comprised of the following firms:

2018 Peer Group

US Based Peers	Symbol	Client Base	Products	Revenue ($ in millions)	Operating Income ($ in millions)	Market Cap ($ in millions)(1)
ACI Worldwide	ACIW	Institutional and Retail	Payment Systems	1,024	85	2,749
Alliance Bernstein Holding	AB	Institutional and Retail	Various	232	232	2,587
BGC Partners	BGCP	Institutional	Various	3,147	24	3,456
CBOE Holdings	CBOE	Institutional	Listed options and futures	2,229	372	12,864
Cohen & Steers	CNS	Institutional	Various	378	155	1,900
Envestnet	ENV	Wealth Management/Cloud Data	Technology	684	16	2,562
Financial Engines	FNGN	Retail	Various	480	86	2,207
GAMCO Investors	GBL	Institutional and Retail	Various	361	155	722
Hercules Technology Growth Capital	HTGC	Institutional	Capital / Funding	191	96	1,031
Investment Technology Group	ITG	Institutional	Equities	484	9	653
Main Street Capital	MAIN	Middle Market, Small Companies	Capital / Funding	206	135	2,168
MSCI	MSCI	Various, including Institutional	Various	1,274	579	13,443
Oaktree Capital Group	OAK	Institutional and Retail	Various	1,470	444	6,188
SS&C Technologies Holdings	SSNC	Institutional	Technology	1,481	289	11,084
Virtu Financial	VIRT	Institutional and Corporate	Various	702	180	2,946
Virtus Investment Partners	VRTS	Institutional and Retail	Various	426	58	888
Wisdom Tree Investments	WETF	Institutional & 401(k) Providers	Various	230	58	1,263
MarketAxess Holdings	MKTX	Institutional	Fixed Income	397	202	7,993
			MKTX Rank	12 of 18	7 of 18	4 of 18
			Median	684	155	2,587
			75th Percentile	1,372	261	4,822

Non-US Reference Companies
Fidessa Group (2)(5)	FDSA-LON	Institutional	Technology	410	60	1,888
NEX Group (2)(4)(5)(FYE 3/17)	NXG-LON	Institutional	Various	722	152	4,955
TMX Group (3)	X:TO	Institutional	Various	503	226	3,114
TP/ICAP (2)(4)(5)(6)	TCAP-LON	Institutional	Various	2,337	350	3,293

(1)	Market Capitalization estimated as reported close of business on March 29, 2018
(2)	FDSA, NXG and TCAP are traded on the London Exchange (LON)
(3)	TMX Group is traded on the Toronto Stock Exchange (TSE); amounts shown in US dollars converted at an exchange rate of 1 $US:1.33 $CAN
(4)	Preliminary data as reported in 2017 Annual Report
(5)	Amounts shown in US dollars converted at an exchange rate of 1.33 USD:1 GBP

Benchmarking – Importance and Process

Once the Peer Group review is completed, Grahall identifies a broader group of peers for compensation benchmarking purposes, which is accomplished by reviewing the following:

•	The group of financial services companies designated as our peer group by ISS for the 2017 compensation period;
•	A broader group of financial services companies within S&P’s Capital Markets, Diversified Financials and Consumer Finance sub-groups; and
•	A broader group of S&P’s technology companies within Software & Services and IT Services.

The aggregate information developed by Grahall is used to prepare the recommended pay ranges for review and approval by the Compensation Committee.  To minimize the impact of year-to-year data volatility, multiple years of data is used.  In addition, variable annual incentives and equity awards may be averaged and/or annualized as appropriate to better estimate market pay level.

The Company’s performance and C&B Ratio as well as individual performance and contributions, role, knowledge and expertise, and the level of competition that exists within the market for a given position collectively drive how the NEO is paid vis-à-vis the recommended pay range.

Individual Performance

In assessing the performance of the NEOs, the Compensation Committee credited them with:

2017 Performance
NEO		Contributions
McVey, CEO	●	Leading the Company's achievement of record financial performance for the ninth consecutive year including record trading volume, revenues, operating income, and EPS
	●	Delivering long-term value for our stockholders as evidenced by delivering 186%, 505% and 1,704% in three, five and ten-year total shareholder returns, respectively
●

Setting records in estimated U.S. high-grade market share (16.9%), year-over-year emerging markets trading volume (37% increase), and open trading volume (34% increase in volume growth and 54% increase in trade count growth on a year-over-year basis)

	●	Leading the Company's strategy through Board discussions and executive level relationships with investor and dealer clients and executing on that strategy with the Global Management Team

DeLise, CFO	●	Further enhancements of various systems to improve the Company's financial management activities, reporting capabilities, and risk monitoring initiatives
●

Working closely with business leaders in developing and executing immediate and long-term strategic decisions, including new product, premises and pricing revisions to our high yield and Eurobond products

●

Leading the risk management function, including increased risk monitoring, improved credit risk analysis and monitoring, improving the Company's SOX and internal auditing capabilities, and improving the Company's business continuity plans

●

Working with the Company's bankers and financing teams with regard to strategic M&A opportunities, coordinating all of the related due diligence work and financial modeling, and presenting strategic recommendations and rationale to the Board

●

Driving the Investor Relations function, bringing transparency, accessibility and clear messaging to our stockholders and analysts, and successfully increasing the number of analysts covering the Company

McPherson, Sales	●	Contributing to record revenue and operating income for the ninth consecutive year in a row, despite challenging market conditions, by increasing adoption and usage of the trading platform globally
●

Increasing U.S. High Grade, Emerging Markets, and Open Trading trading volumes on a year-over -year basis, resulting in a record composite market share and broader geographic diversification of revenues

	●	Diversifying revenues by significantly increasing the use of the trading platform by clients in Asia and Latin America
●

Improving the U.S. sales distribution network by forming a team responsible for marketing new products and assigning senior members of the sales and management teams to cover the Company's key global accounts

Roupie, EU/Asia	●	Contributing to record European revenue and operating income through the growth of our Emerging Markets trading volume in Europe and Asia
●

Coordinating the extensive preparations internally for MiFID II, meeting with regulators and overseeing the application to set up a regulated market in Singapore, and providing increased visibility for the Company through outreach to regulators and participation in industry conferences and trade associations

Themelis, CIO	●	Delivering four major releases and three minor releases for the trading platform, including the complex preparation and system uplift to accommodate the MiFID II requirements
	●	Improving the Company's cyber security programs and mitigating technology-related risks, which resulted in the Company receiving its ISO 27001 certification
	●	Delivering on significant system features, such as Auto-execution for European products, and Open Trading and Request for Market for Emerging Markets local markets
	●	Developing innovative data products to facilitate trading on the platform
	●	Beginning the technology build-out for the new office space in Hudson Yards

Pay for Performance Alignment – CEO’s Realized Compensation

To assess our pay-for-performance alignment, we reviewed all compensation realized (“Realized Compensation”) by Mr. McVey relative to our TSR for the three-year period ended December 31, 2016 (the most recent period for which peer compensation data was available at the time of filing this proxy statement) against our 2016 peer group.

Realized Compensation was determined by adding the following elements together:

•	Sum of three years’ base salary;
•	Sum of three years’ actual annual incentive payments;
•	Intrinsic (“in-the-money”) value of stock options awarded during the three-year period (using December 31, 2016 closing price);
•	Value of three years’ restricted stock awards updated for December 31, 2016 closing price;
•	Sum of all performance awards made during the three-year period as settled; and
•	Any other payments or form of wealth received by the executive as reported in the compensation table for the applicable three-year period.

We believe the structure of our compensation program, which minimizes fixed costs and emphasizes appropriate performance leverage, has fairly and competitively compensated our NEOs, including Mr. McVey, for our above market performance realized during this time period and has exhibited strong pay for performance alignment. The graph below compares the three-year Realized Compensation and the Company’s TSR against our 2016 peer group on a percentile basis and indicates that the Company’s performance was well-aligned with compensation for the period. Alignment is defined as the Company’s relative pay and relative performance percentiles among the peers being within 25 percentile points of each other.

The charts below compare Mr. McVey’s TDC to the Company’s Common Stock price appreciation, the performance of various indices and the Company’s operating income for the five-year period ended December 31, 2017:

CEO Pay vs. Total Shareholder Return	CEO Pay vs. Annual Operating Income

As illustrated in the above graphs, Mr. McVey’s annual TDC has increased 16.7% during this 5-year period (representing an approximately 3.1% compound annual growth rate “CAGR”), while the Company’s operating income has increased almost 112.8% (17.7% CAGR) and TSR has increased over 475% (41.9% CAGR). During this 5-year period, over $6 billion in shareholder value (as measured by increased market capitalization) has been created.

We believe Mr. McVey’s compensation has consistently reflected our pay for performance philosophy during this period.  However, because the Summary Compensation Table requires multi-year equity awards to be reported in full in the year received, our use of such awards can make an NEO’s compensation appear to be volatile.  The chart below illustrates and contrasts TDC levels for Mr. McVey over the past 6 years as reported in the Summary Compensation Table (pursuant to SEC rules) versus the TDC calculated by the Company as a result of annualizing multi-year equity awards over the term of each award:

CEO Compensation

Tally Sheets

Tally sheets summarize historical compensation, equity holdings and realized value for each NEO, as well as applicable Company performance. Because the Company does not have any extensive retirement benefits, perquisites or other elaborate compensation programs, the primary benefit of using tally sheets are to provide historical perspective for each NEO regarding the elements of pay and equity holdings which facilitate analysis of wealth opportunity and wealth realization. The tally sheets are used to conduct sensitivity analysis regarding each NEO’s forfeitable (due to vesting and/or clawback rights) and non-forfeitable equity at different Common Stock prices to help facilitate our retention efforts. In this way, the compensation decisions reflect a more informed perspective regarding prior equity grants and incentive opportunities and consider the retention value of all existing awards as a whole. For further discussion of our equity-based awards, see Long-term Incentives — Equity-based Awards below.

Base Salary

We avoid automatic base salary increases and target our NEO’s base salaries below applicable median base pay levels to manage our fixed compensation costs and reinforce our pay-for-performance philosophy.

While most of the NEOs’ base salaries were at or below the 25th percentile of base salaries reported by our Peer Group, we did not adjust base salaries in 2017.  Instead, we provided these executives with the opportunity for higher compensation through improved variable and long-term incentive opportunities as described below.

Annual Variable Performance Awards Payable in Cash

In 2017, we had two annual cash incentive performance plans – one for certain NEOs and one for all other employees.  Messrs. McVey, McPherson and Themelis, whose compensation was subject to the limitations on deductibility under Section 162(m) prior to the Tax Cuts and Jobs Act of 2017, participated in a plan structured to satisfy the requirements for awarding “performance based compensation” under Section 162(m) (“Performance Incentive Plan”).  As our CFO, Mr. DeLise’s compensation was not subject to Section 162(m), and therefore he participated in the general employee pool (“Employee Incentive Plan”).  As a non-U.S. tax payer, Mr. Roupie’s compensation was also not subject to Section 162(m), and he, too, participated in the Employee Incentive Plan.

A summary of cash incentives paid to our NEOs in 2017 and 2016 under our annual cash incentive plans and a comparison to our key financial metrics for both years can be found below:

Cash Incentive Paid Compared to Financial Metrics

	2017 ($)	2016 ($)	Change
Revenues (in millions)	397.5	369.9	7%
Operating Income (in millions)	201.8	191.6	5%
Diluted EPS	3.89	3.34	16%

(in thousands)
McVey, CEO	1,890	2,100	(10)%
DeLise, CFO	800	900	(11)%
McPherson, Sales	1,175	1,300	(10)%
Roupie, EU/Asia	432	—	—
Themelis, CIO	1,250	1,400	(11)%

Employee Incentive Plan - 2017

The pool for our annual employee incentive plan is accrued as a percentage of our annual pre-tax operating income before interest income and expense, the effects of financing activities and the payment of any incentive compensation (“Adjusted Operating Income”).  The Company must have positive Adjusted Operating Income for there to be an accrual for any particular performance year.  The table below shows the accrual rates for 2017:

Target Accrual Rate - 2017

Level of Adjusted Operating Income	2017 Threshold Percent of Plan	2017 Accrual Rate
At or below $0	0.00%	0.00%
Baseline accrual rate	100%	13.82%
Baseline accrual rate up to and including first threshold	<105%	12.00%
Marginal accrual rate for operating income above the first threshold, up to and including the second threshold	105 - 110%	10.00%
Marginal accrual rate above the second threshold	>100%	8.00%

Regardless of the accrual rate, the Compensation Committee has the right to override the formulaic result by exercising downward discretion, thereby reducing the actual amount paid.  By limiting the amounts that can be paid under the Employee Incentive Plan, we believe we reduce the likelihood of excessive risk-taking.

The total amount accrued under the plan for 2017 was $29.6 million.  As shown in the chart below, the actual accrual rate for 2017 was both lower than the targeted accrual rate and lower than the previous years’ accrual rate.  The decrease in the accrual rate resulted from the Compensation Committee exercising downward discretion after reviewing financial performance, market data, staffing levels and the C&B Ratio.  The lower accrual rate also allowed the Company to achieve higher incremental margins:

Actual Accrual Rate vs. Target and Previous Year

	2017	2016
Target accrual rate	13.82%	15.00%
Adjusted (actual) accrual rate	12.94%	13.80%
Payout (in thousands)	$29,621	$30,250

The discretionary bonuses for Messrs. DeLise and Roupie were based on individual contributions and Company performance, as well as the market data obtained for their respective positions.

Performance Incentive Plan – 2017

The pool for our Performance Incentive Plan in which Messrs. McVey, McPherson and Themelis participated was accrued as a percentage of the Employee Incentive Plan.  This direct relationship with the Employee Incentive Plan ensures that the Company is profitable before any accrual occurs under the Performance Incentive Plan in any given year.

There was a maximum allocation allowed under the Performance Incentive Plan.  If the accrual under the Employee Incentive Plan would have resulted in the Performance Incentive Plan exceeding the maximum amount, no portion of that additional accrual can be allocated to the Performance Incentive Plan or the NEOs who participate in it.  The table below shows the target, maximum, and actual accruals under the Performance Incentive Plan in which the CEO and CIO participated in 2016 and 2017 and the Head of Sales participated in 2017:

Performance Incentive Plan - Target, Maximum and Actual Accruals

	2017 Target	2017 Maximum	2017 Actual	2016 Actual
Employee Incentive Plan (in thousands)	$36,500	$40,000	$29,621	$30,250
Percentage Accrued for Performance Incentive Plan	15.0%	16.0%	14.6%	11.6%
Performance Incentive Plan Accrual (in thousands)	$5,475	$6,400	$4,315	$3,500

The amount allocated to each participating NEO was based upon individual, market data, and internal pay considerations.   The actual payout was subject to downward discretion of the Compensation Committee, which was exercised in 2017.  Pursuant to our policy, any amounts allocated to the Performance Incentive Plan that are not paid out to the participating NEOs are reallocated to the Employee Incentive Pool and may be added to that pool’s accrual and paid to employees if deemed desirable by the Company. The allocated amounts and the actual payouts for the NEOs who participated in the Performance Incentive Plan are set forth below:

2017 Performance Incentive Plan - Target Allocations and Payout

	Percentage Allocated	Target Amount Payable	Maximum Amount Payable	Maximum Amount Payable Based on Results	Actual Amount Paid
		($ in thousands)
McVey, CEO	44%	$2,409	$2,816	$1,955	$1,890
McPherson, Sales	27%	1,478	1,728	1,200	1,175
Themelis, CIO	29%	1,588	1,856	1,289	1,250
Non-Qualified Deferred Cash Plan

The Company offers a voluntary non-qualified deferred cash plan that allows the NEOs and other select participants to defer all or part of their cash bonus.  For the cash bonus paid in 2018 for 2017 performance, Mr. DeLise was the only NEO to participate in this plan.  He deferred 75% of his $800,000 cash incentive bonus for 2017, or $600,000.

Changes to the Employee Incentive Plan – 2018

For purposes of funding the Bonus Accrual for the 2018 performance year, we lowered the accrual rate in order to reduce the likelihood of an over-accrual.  The table below shows the accrual rates and thresholds for 2018 as compared to 2017:

Target Accrual Rate - 2018

Level of Adjusted Operating Income	2018 Threshold	2018 Accrual Rate	2017 Accrual Rate
At or below $0	0.00%	0.00%	0.00%
Baseline accrual rate	100.00%	12.57%	13.82%
Baseline accrual rate up to and including first threshold	<105%	12.00%	12.00%
Marginal accrual rate for operating income above the first threshold, up to and including the second threshold	105 - 110%	10.00%	10.00%
Marginal accrual rate above the second threshold	>110%	8.00%	8.00%

Regardless of the amount accrued, the Compensation Committee retains the right to exercise downward discretion with regard to the amounts actually paid out from the pool.

Changes to the Performance Incentive Plan – 2018

Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 has eliminated the performance-based compensation exception under Section 162(m) of the Internal Revenue Code such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.  Accordingly, in 2018, the Performance Incentive Plan, designed to comply with the now-repealed Section 162(m) performance-based compensation exception, will no longer apply, and all NEOs will participate in the Employee Incentive Plan.

Long-term Incentives – Equity-based Awards

Equity awards have traditionally been granted to our NEOs at the time of hire (“new hire” awards), annually (as part of our on-going compensation scheme), and upon contract renewal. We believe that delivering an appropriate portion of an executive’s equity as a multi-year equity award is an effective method of providing an executive with a significant additional incentive to create long-term value for stockholders, while potentially reducing the accounting expense incurred by the Company over a multi-year period to the extent that our Common Stock price increases.

We grant annual awards on January 15 using the average closing price of our Common Stock for the ten consecutive trading days leading up to and including the date of grant. This helps to ensure that the timing of any award and the setting of the exercise price of a stock option will not be subject to manipulation.  It also reduces the impact of any significant short-term swings in stock price.  All annual awards vest over a minimum of three years, and the first vesting date is at least one year from the date of grant.

The value of the annual equity awarded to each NEO is considered by the Compensation Committee in determining TDC for each NEO. The amount awarded is based upon market data, the Company’s desire for our NEOs to maintain appropriate upside leverage in our annual incentive program while managing risk, share ownership guidelines, and our desire to retain our NEOs.

The Executive Compensation Tables require that we report all equity granted during the applicable reporting year.   As such, we are providing an overview of all equity awards granted in January 2017 for 2016 performance.   However, in calculating TDC for performance year 2017, we used the value of equity granted in January 2018 in recognition of performance during 2017.  Accordingly, we have also included an overview of equity awards granted in 2018.

2017 Grants for 2016 Performance

The following chart shows the annual equity awards granted to our NEOs in January 2017 for performance in 2016 and the value of any multi-year awards included in their TDC for 2016 (see Use of Multi-Year Awards below):

Equity Attributed to Year-End 2016 Compensation
	Annual Grant Value	Multi-Year Award Value - Annualized Basis
	Jan 2017 Grant	Previous Multi-Year Award	Jan 2016 Grant	Total
	($ in thousands)
McVey, CEO	3,200	1,600	—	4,800
DeLise, CFO	340	—	360	700
McPherson, Sales	150	200	500	850
Roupie, EU/Asia	—	—	—	—
Themelis, CIO	500	—	600	1,100

Mr. McVey’s annual equity award granted in January 2017 was determined after subtracting an annualized value of $1.6 million, which reflected 20% of the $8 million five-year performance grant made to him in January 2015 in consideration for his entering into a new employment agreement.

For Mr. DeLise, the value of his annual equity award in January 2017 was determined after subtracting an annualized value of $360,000, which reflected 20% of a $1.8 million five-year retention grant made to him in January 2016.

For Mr. McPherson, the value of his annual equity award in January 2017 was determined after subtracting a total of $700,000, which represents the sum of an annualized value of $200,000 (i.e., 20% of a $1.0 million five-year grant made to him in January 2011) plus an annualized value of $500,000 (i.e., 20% of a $2.5 million five-year retention grant made to him in January 2016).

For Mr. Themelis, the value of his annual equity award in January 2017 was determined after subtracting the annualized value of $600,000, which reflected 20% of a $3 million five-year retention grant made to him in January 2016.

Flex Share Program

Annual equity awards are made pursuant to our “Flex Share” program that permits our NEOs to have input into the form of their equity compensation (between performance shares, restricted stock units (“RSUs”) and stock options), subject to a general framework and limitations imposed by the Compensation Committee. The Flex Share program allows the Company to deliver more individualized awards with greater perceived value to the NEOs without incurring additional expense to the Company. For the awards granted in 2017, each annual equity award had a minimum requirement of 35% for performance awards (40% for the CEO), with a maximum amount of 50% of the annual equity award allowed to be in the form of performance shares. Of the remainder of the annual award, 50% was awarded in the form of RSUs. NEOs then had the option to receive the balance of their award in RSUs or stock options (for the 2017 grants, at a ratio of one RSU to 3.94 stock options, based upon the relative accounting cost of each award component on the award date).

RSUs and stock options vest in three equal annual installments beginning a year after grant.  Performance shares settle in the first quarter after the completion of the performance year and vest in two equal annual installments beginning two years after grant.

RSU settlement may be deferred at the NEO’s election, which provides an added benefit of allowing the NEO to maintain additional upside leverage in our shares of Common Stock through delayed taxation. Generally, deferring RSUs has no impact on an RSU’s vesting schedule, except that the initial vesting date for an RSU deferred in the year of grant must occur at least 13 months after the grant date in accordance with Section 409A of the Code.

As a result of their elections, the NEOs were granted the following awards as part of their annual equity award in January 2017:

Annual Equity Award - Share Election - 2017
	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2017	Deferred ?	Percentage Allocated as Stock Options	Stock Options Granted on Jan 15, 2017	Percentage Allocated as Performance Shares	Performance Units Granted on Jan 15, 2017
	($ in thousands)
McVey, CEO	$3,200	30.0%	6,222	Yes	30.0%	24,515	40.0%	8,296
DeLise, CFO	340	32.5%	716	No	32.5%	2,821	35.0%	771
McPherson, Sales	150	65.0%	632	No	—	—	35.0%	340
Roupie, EU/Asia	—	—	—	—	—	—	—	—
Themelis, CIO	500	30.0%	972	No	30.0%	3,830	40.0%	1,296

2017 Performance Share Metrics and Payout

The performance share awards would have resulted in a 100% payout if the Company achieved a targeted operating income range (before interest income, interest expense, effects of financing activities and expenses incurred in connection with the grant of all performance share awards for performance in 2017). The performance share awards provided for a maximum payout of 150% of the Target award if the high end of the target range was exceeded by at least 15% and would result in no payout if the Company did not achieve at least 85% of the low end of the target range. Our actual adjusted operating income was $199.8 million, which resulted in a payout of 62.4%.  The table below shows the adjusted operating income goals and corresponding payout results:

2017 Performance Share Metrics and Achievement
2017 Adjusted Operating Income Goal	Performance Share Payout
Below $194.2 million	0.0%
$194.2 million (85%)	50.0%
Actual of $199.8 million	62.4%
Target of $218.5 to $228.5 million	100.0%
$251.3 million and higher (110%)	150.0%

The table below shows the adjustment to the performance shares upon settlement:

Performance Share Awards - Granted and Settled
	Performance Units Granted	Value on the Date of Grant (1)	Settlement of Performance Shares in 2017	Value of Grant on Date of Settlement (2)
		($ in thousands)		($ in thousands)
McVey, CEO	8,296	$1,301	5,177	$1,016
DeLise, CFO	771	121	481	94
McPherson, Sales	340	53	212	42
Roupie, EU/Asia	—	—	—	—
Themelis, CIO	1,296	203	809	159

(1)	Based on the closing price on January 15, 2017 (Grant Date) of $156.85
(2)	Based on the closing price on January 31, 2018 (Settlement Date) of $196.21

2018 Grants for 2017 Performance

The following chart shows the annual equity awards granted to our NEOs in January 2018 for performance in 2017 and the value of any multi-year awards included in their TDC for 2017:

Equity Value Attributed to Year-End 2017 Compensation
	Annual Grant Value	Multi-Year Award Value - Annualized Basis

	Jan 2018 Grant	Previous Multi-Year Award	Total
	($ in thousands)
McVey, CEO (1)	3,010	1,600	4,610
DeLise, CFO (2)	340	360	700
McPherson, Sales (2)	350	500	850
Roupie, EU/Asia (3)	253	437	690
Themelis, CIO (2)	475	600	1,075

(1)	Multi-year award was granted in January 2015
(2)	Multi-year award was granted in January 2016
(3)	Multi-year award was granted in connection with Mr. Roupie’s hire on April 1, 2017

For each NEO, TDC for 2017 was determined after subtracting the annualized amount of any previously-granted multi-year awards.

There were no changes to the Flex Share program in 2018, except that the ratio of RSUs to stock options was increased to 3.63 stock options to one RSU.

The performance share metrics were adjusted to align with our 2018 financial plan. The low end of the performance range was adjusted from 85% of target for 50% payout to 80% of target for 50% payout (“Minimum Threshold”), reflecting the stretch nature of the operating income goal. An additional metric based on the Company’s composite market share was also added to the performance share program. Composite market share is the Company’s estimate of the Company’s market share across its core product areas.   In the event that the Company exceeds the composite market share thresholds, the payout of the performance shares can be increased up to the 100% payout level, as set forth in the table below; provided, however, the Company must have first met the Minimum Threshold for operating income.

Market Share Metric
Composite Market Share	Additional Percentage Points Earned
<=10.80%	+0.00%
11.30%	+12.50%
11.80%	+25.00%
12.30%	+37.50%
>=12.80%	+50.00%

The NEOs were granted the following awards in January 2018:

Annual Equity Award - Share Election - 2018
	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2017	Deferred ?	Percentage Allocated as Stock Options	Stock Options Granted on Jan 15, 2018	Percentage Allocated as Performance Shares	Performance Units Granted on Jan 15, 2018
	($ in thousands)
McVey, CEO	$3,010	30%	4,418	Yes	30%	16,037	40%	5,891
DeLise, CFO	340	65%	1,081	No	—	—	35%	582
McPherson, Sales	350	65%	1,113	No	—	—	35%	599
Roupie, EU/Asia	253	60%	743	N/A	—	—	40%	743
Themelis, CIO	475	60%	1,395	No	—	—	40%	930

(1)	Mr. Roupie was awarded Restricted Stock, not RSUs.
(2)

The amount reflects the maximum amount that can be earned under the terms of Mr. Roupie’s performance grant.  Due to U.K. tax considerations, Mr. Roupie’s performance award is subject to downward discretion only.

Use of Multi-Year Awards

We have enjoyed significant benefits from, and strongly believe in the retention and incentive value created by, up-front equity awards, provided that such awards are appropriately structured. We believe that performance based multi-year awards adhere to this philosophy by offering strong additional incentives – wealth creation and retention opportunities through both the number of shares earned and the potential for an increase in stock price – without creating excessive risk within the overall compensation framework under which our NEOs are compensated.

CEO Award

In January 2015, Mr. McVey was awarded a performance based multi-year award in connection with the execution of a new employment agreement.  The award is comprised of two separate performance components: (i) $6 million in performance shares, and (ii) $2 million in premium priced stock options (“Premium Options”).

All performance targets for all tranches were met on or before March 2016.  The shares delivered to the CEO in settlement of the performance shares continue to be restricted and will not vest until January 15, 2019 and January 15, 2020 (in equal amounts on each date).

The Premium Options vest in three tranches as follows:

Premium Options
Vesting Date	Options Vested
January 15, 2018	39,933
January 15, 2019	39,972
January 15, 2020	40,076

The expiration date for all Premium Options is July 15, 2020.

Other NEO Awards

On January 22, 2016, Messrs. DeLise, McPherson and Themelis were granted -multi-year awards valued at $1.8 million, $1.5 million and $3.0 million, respectively, as of that date (“NEO Multi-Year Awards”). The NEO Multi-Year Awards were comprised of three components as follows:

•	40% of the award value was granted in the form of performance shares,
•	30% of the value was granted in the form of time-based RSUs, and
•	30% of the value was granted in at-the-money stock options, as shown below.

The NEO Multi-Year Awards were granted to provide additional performance incentives and promote the retention of these key executives. The performance element will ensure that the NEO’s interests are aligned with those of our stockholders, while the time-vested RSUs provide retention value. In contrast to our annual grants, which generally vest in 3 equal annual installments, the NEO Multi-Year Awards vest in two 50% installments on each of January 31, 2020 and 2021, the 4th and 5th anniversaries of the grant date.

The NEO Multi-Year Awards cover a five-year period. Accordingly, one-fifth of the grant date value of the NEO Multi-Year Award is attributed to Messrs. DeLise’s, McPherson’s and Themelis’s compensation for performance years 2015 through 2019. The total and annualized value, as well as the number of units received, are summarized below:

Value of the NEO Multi-year Awards and Units Granted
		Annual Grant Value	Total Units Granted
	Total Grant Value	(Performance Years 2015 - 2019)	Performance Shares	RSUs	Stock Options
	($ in thousands)	($ in thousands)
DeLise, CFO	1,800	360	6,933	5,200	16,147
McPherson, Sales	2,500	500	9,629	7,222	22,388
Themelis, CIO	3,000	600	11,555	8,666	26,865

The exercise price of the stock options received by Messrs. DeLise, McPherson and Themelis is $103.30, the closing price of the Company’s Common Stock on the date of award.

The performance shares are earned based on achieving aggregate operating income targets over three-year and four-year measurement periods ending December 31, 2018 and December 31, 2019. To achieve 100% of the target shares, certain aggregate operating income targets within a target range must be met. The level of performance and the corresponding level of payment are as follows:

Aggregate Operating Income
Level	Three-Year Cumulative	Four-Year Cumulative	Payout Percent (1)
	($ in millions)	($ in millions)
Threshold	527.9	740.2	50%
Target Range - Low	589.6	852.2	100%
Target Range - High	611.2	892.4	100%
Outperform	644.6	955.4	125%
Maximum	691.0	1,045.0	150%

First Two Years of Operating Income (2)	393.4

(1)	There is interpolation between results. No shares are issued if the threshold amounts are not achieved.
(2)	Operating income achieved during the first two years of the performance award (2017).

In connection with his hire, Mr. Roupie was awarded a four-year multi-year hire-on grant of 9,367 shares in April 2017 valued at $1.748 million.   The entire grant is performance based.  Performance is based on two years (2017 and 2018 measurement periods) of internal financial goals as set by management in the first quarter of 2017.  The Company previously requested and received confidential treatment from the SEC in relation to the performance criteria for Mr. Roupie’s hire-on grant.

The award made to Mr. Roupie vests over a four-year period. Accordingly, one-fourth of the grant date value of the award (or $437,000) is attributed to his compensation for performance years 2017 through 2020. The earned shares, if applicable, will vest in two equal installments on the third and fourth anniversaries of the grant (April 2020 and April 2021).

Total Direct Compensation (TDC)

Our compensation decisions for year-end 2017 were driven by the Company’s record financial results for the ninth consecutive year and its performance in light of its peers, individual performance, market data, and the impact and value of the long-term retention incentives previously awarded to each NEO.  A summary of each NEO’s 2017 TDC and the relevant market data can be found below.

2017 Compensation Decisions and Market Data
	Base Salary		Cash Incentive / Bonus	Total Cash
	Actual	Market Positioning	Actual	Actual	Market Positioning
	($ in thousands)		($ in thousands)	($ in thousands)
McVey, CEO	500	At 25th	1,890	2,390	Below 75th
DeLise, CFO	300	Below Median	800	1,100	Above 75th
McPherson, Sales	300	Below Median	1,175	1,475	Above 75th
Roupie, EU/Asia	399	Below Median	432	831	Below 75th
Themelis, CIO	300	Below 25th	1,250	1,550	Above 75th

	Equity		TDC
	Annual Equity Value Granted (1)	Residual Multi-Year Value (2)	2017	Market Positioning	2016	Change 2017 vs. 2016
	($ in thousands)	($ in thousands)	($ in thousands)		($ in thousands)
McVey, CEO	3,010	1,600	7,000	Below 75th	7,400	(5.4)%
DeLise, CFO	340	360	1,800	At 75th	1,900	(5.3)%
McPherson, Sales	350	500	2,325	Below 75th	2,450	(5.1)%
Roupie, EU/Asia	253	437	1,521	At 75th	—	—
Themelis, CIO	475	600	2,625	Below 75th	2,800	(6.3)%

(1)	Represents an annual equity award granted on January 15, 2018 for 2017 performance
(2)	See discussion regarding the multi-year awards granted in January 2015 and January 2016 and hire-on award granted in April 2017

Common Stock Ownership Guidelines

We believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, we maintain stock ownership guidelines for our NEOs. Generally, under the guidelines, Mr. McVey is required to own not less than a number of shares of Common Stock equal in value to ten times his base salary using a price of $194.22 per share, which was the average of the daily closing price of our Common Stock for the twelve-month period ending March 31, 2018.  At his current base salary of $500,000, Mr. McVey’s required ownership is not less than 25,744 shares.  Additionally, effective April 2016, for the remainder of the time Mr. McVey holds the title of CEO and for the twelve months thereafter, Mr. McVey will be required to maintain beneficial ownership of at least 50% of the shares that Mr. McVey received as equity compensation as of the date of the guideline or thereafter. All of Mr. McVey’s vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement will be counted for the post-termination holding requirement; vested and unvested stock options are excluded from the requirement. The other NEOs are required to own not less than three times their base salary as in effect on such date. At their current base salaries of $300,000, Messrs. DeLise’s, McPherson’s, and Themelis’s required ownership is not less than 4,634 shares and Mr. Roupie’s, at a base salary equivalent to $399,000, is not less than 6,163 shares.  New NEOs will be subject to the same guidelines and will be required to be in compliance within five years of becoming an NEO. Under our ownership guidelines, shares purchased and held beneficially, vested and unvested RSUs and restricted shares and settled performance shares count toward the minimum ownership requirement. Vested and unvested options and unsettled performance shares are not counted toward the ownership requirement. Compliance with the Common Stock ownership guidelines is reviewed by our Board’s Nominating and Corporate Governance Committee (the “Governance Committee”) every year or more often at the discretion of the Board or Governance Committee. All of our NEOs are currently in compliance with the guidelines.

NEO Stock Ownership Requirements
	Requirement	Current Holdings
McVey, CEO	10x	420x
DeLise, CFO	3x	28x
McPherson, Sales	3x	54x
Roupie, EU/Asia	3x	0x
Themelis, CIO	3x	39x

Incentive Compensation Clawback

Each of our incentive plans contain a clawback provision that allows the Company to recoup all or part of the year-end incentive compensation paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31st of the respective performance year. The clawback is structured so that funds that were accrued under the Employee Incentive Pool or Performance Incentive Program as a result of a misstatement of financial results may be recaptured by the Company. In addition, Mr. McVey’s employment agreement provides the Company with the right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by the Dodd-Frank Act and the Remuneration Code published by the U.K. Financial Conduct Authority.

Prohibition of Employee Hedging

NEOs and all other employees are prohibited from using the Company’s Common Stock for hedging purposes. The most readily available and complete hedge is shorting the Common Stock, which is expressly prohibited under the Company’s Insider Trading Policy. All employees (including NEOs) are subject to this policy.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S. and the U.K., key benefits include paid vacation, premiums paid for life insurance and disability policies, employer contributions to the NEO’s retirement account, and the payment of all or some of the NEO’s healthcare premiums in fiscal year 2017. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations in which we operate.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive awards based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We entered into an employment agreement with Mr. McVey that provides for severance payments and benefits in the event of the termination of his employment under certain circumstances. In addition, the terms of our annual equity grant award agreements with Mr. McVey provide for accelerated vesting of his equity awards in the event of termination of his employment under certain circumstances or upon a change in control of the Company. While retention grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months, as the Compensation Committee did not feel it necessary to provide full acceleration of the retention grants.

While Mr. McVey’s employment agreement is designed to protect him in the event of a change in control, it does not provide for “single-trigger” protection, nor does the Company provide any 280G protection or “gross-up” for excise taxes that may be imposed under Code Section 4999. The agreement does provide that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

The other NEOs are entitled to severance payments and benefits in the event of termination of their employment under certain circumstances pursuant to the terms of the MarketAxess Severance Pay Plan (as amended effective November 21, 2016).

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the Common Stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is recognized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers and certain other individuals. Exceptions to this rule have historically included qualified performance-based compensation. However, this performance-based exception from the deduction limit has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our U.S. named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.   While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. There can be no assurance that any compensation will in fact be deductible.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

John Steinhardt — Chair

Steven L. Begleiter

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our Compensation Committee annually reviews compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by Mr. McVey (excluding for himself), in conjunction with Grahall, our independent compensation consultant, for our senior management team. In 2017, in addition to providing market data for our NEOs, Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager” and collectively “Senior Management”):

•	Global General Counsel
•	Global Head of Human Resources
•	Global Head of Marketing and Communications
•	Product Manager, Open Trading
•	Global Head of Operations

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for Senior Management are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than Mr. McVey). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•

Use of long-term incentives — A meaningful portion of the equity compensation received by our NEOs and Senior Managers vests over a three-year or longer period. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance that decreases our Common Stock price negatively impacts the senior management team and our stockholders alike.

•

Detrimental Activity Clause — Each equity award made by the Company is done so pursuant to a written agreement that contains a clause prohibiting certain activities that are detrimental to the Company. Pursuant to this clause, detrimental activity by an equity award recipient can result in the Company’s enforcement of a clawback of equity granted to that employee.

•

Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of Common Stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our Common Stock, and when the Common Stock price declines, executives will lose value as stockholders do. As a significant portion of each NEO’s compensation is awarded in equity, we believe the Common Stock ownership guidelines motivate the NEOs to align personal performance and decision-making with stockholder value creation and improvement of our financial results on a long-term basis. Other Senior Managers generally have the same portion of TDC allocated to equity as the NEOs.

•

Performance shares — To realize value on any grant of performance shares, Senior Managers and NEOs must satisfy performance criteria after the award is made and then hold the performance shares until they are fully vested. 50% of the shares ultimately earned are not available until the second anniversary of the grant date and the other 50% of the shares ultimately earned are not available until the third anniversary of the grant date (in each case, absent a termination event after a qualifying change in control). This additional holding period requires NEOs and Senior Managers to remain employed with the Company and exposes the shares to additional market risk during the holding period, thus aligning their interests with those of our stockholders.

•

Clawbacks for restatements — We have a clawback policy regarding cash incentives for our NEOs that provides that if our financial results are restated within twelve months of December 31st of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This clawback policy was based upon, but exceeds the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, Mr. McVey’s employment agreement includes the Company’s right to recapture all compensation paid to him, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by the Dodd-Frank Act and the Remuneration Code published by the Financial Conduct Authority.

•

Limited maximum opportunity — Additionally, our annual incentive pool for NEOs subject to Section 162(m) is capped and we have implemented a decreasing accrual rate at higher performance levels for the incentive pool and our Employee Plan. This reduces the likelihood of the NEOs and Senior Managers taking unnecessary risk for short-term gains.

Other Employees

The Global Management Team regularly reviews our compensation practices to determine whether they create appropriate incentives for our broader employee base and do not motivate imprudent risk taking.   Additionally, this team, together with the Chief Risk Officer and guided by the Risk Committee of the Board, assesses our Company business strategies and plans, as well as departmental strategies and plans, to insure that appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing risks.   The Chief Risk Officer regularly prepares updates and reports for both the Risk and Audit Committees of the Board which, in turn, update the full Board as to the Company’s risk profile.

Conclusion

Based on our internal analysis and the controls that are in place, each of the Compensation, Risk and Audit Committees of the Board believes that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during fiscal years 2015, 2016 and 2017 by our (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Global Head of Sales, (iv) Head of Europe and Asia and (v) Chief Information Officer. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

2017 Summary Compensation Table
Name and Principal Position	Year	Salary($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Richard M. McVey	2017	500,000	—	2,266,198	982,681	1,890,000	223,757	5,862,636
Chief Executive Officer	2016	500,000	—	2,145,006	893,891	2,100,000	194,565	5,833,462
	2015	500,000	—	8,951,504	2,000,011	2,100,000	144,490	13,696,004
Antonio L. DeLise	2017	300,000	800,000	232,218	113,080	—	26,073	1,471,371
Chief Financial Officer	2016	300,000	900,000	1,301,273	522,325	—	25,194	3,048,792
	2015	300,000	840,000	300,121	—	—	24,600	1,464,721
Kevin McPherson	2017	300,000	—	152,009	—	1,175,000	40,728	1,667,737
Global Head of Sales
Christophe Roupie (6)	2017	315,875	432,000	1,749,194	—	—	13,616	2,510,685
Head of Europe and Asia, MarketAxess Europe Limited and Trax
Nicholas Themelis	2017	300,000	—	354,025	153,525	1,250,000	46,071	2,103,621
Chief Information Officer	2016	300,000	—	2,471,790	870,488	1,400,000	33,077	5,075,355
	2015	300,000	—	900,432	—	1,350,000	27,222	2,577,654

(1) Mr. Roupie’s salary represents a partial year of service.

(2)  Represents the bonus payments earned under the Employee Incentive Plan by Messrs. DeLise and Roupie.

(3)

The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2015, 2016 and 2017, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 9 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018 and amended on February 23, 2018. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be realized by the named executive officers. The amounts reported for stock awards in 2015, 2016 and 2017 include performance shares.  For 2017, the reported fair value of the performance shares are $1,301,228, $120,931, $53,329 and $203,278 for Messrs. McVey, DeLise, McPherson and Themelis, respectively.  The fair value of the performance shares is reported based on achievement of 100% of the target performance goals, which represents the probable outcome of the performance goals.  If the Company achieves the maximum performance goals, then the fair value of the performance shares granted in 2017 would be $1,951,841, $181,397, $79,994, and $304,916 for Messrs. McVey, DeLise, McPherson and Themelis, respectively.

(4)	These amounts represent amounts earned under the Performance Incentive Pool with respect to Messrs. McVey, McPherson and Themelis.
(5)

These amounts represent employer matching contributions to the Company’s 401(k) defined contribution plan of $6,040 to each NEO (other than Mr. Roupie) for each year reported and dividends credited in each year reported on unvested restricted stock and unvested deferred and non-deferred restricted stock units.  Mr. Roupie received $13,616 for participation in the U.K. pension plan.  He did not accrue any dividends in 2017.

(6)  All compensation for Mr. Roupie in this Executive Compensation section is reported in U.S. dollar terms assuming a conversation rate of 1.33 USD to 1 GBP.

Grants of plan-based awards

The following table summarizes the grants of performance shares, performance awards, restricted stock units and stock options we made to the named executive officers in 2017, as well as potential payouts pursuant to certain performance-based compensation arrangements. There can be no assurance that the grant date fair value of stock awards will ever be realized.

2017 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant and Approval Date		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Richard M. McVey	1/15/2017	(1)	1,955,000	2,816,000	—	—	—	—	—	—	—
	1/15/2017		—	—	—	—	—	6,222	—	—	975,921
	1/15/2017	(3)	—	—	—	—	—	—	24,515	156.85	982,681
	1/15/2017	(4)	—	—	4,148	8,296	12,444	—	—	—	1,290,277

Antonio L. DeLise	1/15/2017		—	—	—	—	—	716	—	—	112,305
	1/15/2017	(3)	—	—	—	—	—	—	2,821	156.85	113,080
	1/15/2017	(4)	—	—	386	771	1,157	—	—	—	119,914

Kevin McPherson	1/15/2017	(1)	1,200,000	1,728,000	—	—	—	632	—	—	99,129
	1/15/2017	(3)	—	—	170	340	510	—	—	—	52,880

Christophe Roupie	4/1/2017	(5)	—	—	7,025	9,367	11,709	—	—	—	1,749,194

Nicholas Themelis	1/15/2017	(1)	1,289,000	1,856,000	—	—	—	—	—	—	—
	1/15/2017		—	—	—	—	—	972	—	—	152,458
	1/15/2017	(3)	—	—	—	—	—	—	3,830	156.85	153,525
	1/15/2017	(4)	—	—	648	1,296	1,944	—	—	—	201,567

(1)	Represents the target and maximum payout of the cash incentives under the Performance Incentive Plan for which Messrs. McVey, McPherson and Themelis were eligible in 2017.

(2)

The value of a restricted stock unit is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. The value of a performance share is based on the fair value of such award assuming 100% of target, computed in accordance with FASB ASC Topic 718.  For further information on how we account for stock-based compensation, see Note 9 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(3)  The stock option amounts set forth in this table vest in three equal installments on each of January 31, 2018, 2019 and 2020.

(4)

Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income targets for the 2017 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share, subject to the participant’s continued service. For 2017, the pay-out achievement of the performance shares was 62.4% of target.

(5)

On April 1, 2017, Mr. Roupie received a performance-based restricted stock award in connection with his hire.  This award can be earned based on achieving certain financial metrics over a two-year measurement period ending December 31, 2019.  The threshold payment is 75% of the target award amount and the maximum is 150%.  The award vests in equal 50% installments on third and fourth anniversaries of the date of grant.

Outstanding equity awards at fiscal year-end

The following table summarizes unexercised stock options and shares of restricted stock and restricted stock units that had not vested and related information for each of our named executive officers as of December 31, 2017. The market value of restricted stock awards and restricted stock units is based on the closing price of the Company’s Common Stock on December 31, 2017 of $201.75.

Outstanding Equity Awards - Year End 2017
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard M. McVey		219,969	—	21.56	1/19/2021
		9,520	—	101.77	1/15/2022
		—	119,981	88.25	7/15/2020
		—	18,482	101.77	1/15/2022
			24,515	156.85	1/15/2023
	(3)					116,659	23,535,953
	(4)					19,329	3,899,626
	(5)					5,962	1,202,834
	(6)					16,765	3,382,339
	(7)					6,222	1,255,289
	(8)							5,177	1,044,400

Antonio L. DeLise			16,120	103.30	1/15/2023
			2,821	156.85	1/15/2023
	(4)					1,896	382,518
	(5)					202	40,754
	(9)					5,200	1,049,100
	(6)					230	46,403
	(7)					716	144,453
	(8)							481	97,063
	(8)							6,933	1,398,733

Kevin McPherson			22,388	103.30	1/22/2022
	(4)					5,637	1,137,265
	(4)					3,159	637,328
	(9)					7,222	1,457,039
	(7)					632	127,506
	(8)							212	42,803
	(8)							9,629	1,942,651

Christophe Roupie	(8)							9,367	1,889,792

Nicholas Themelis		20,064	26,865	103.30	1/22/2022
			3,830	156.85	1/15/2023
	(4)					5,686	1,147,151
	(5)					1,615	325,826
	(9)					8,666	1,748,366
	(6)					1,833	369,808
	(7)					972	196,101
	(8)							809	163,156
	(8)							11,555	2,331,221

(1)

Of the 119,981 stock options for Mr. McVey, 39,933 vested in January 15, 2018 and the remainder will vest 50% on each of January 15, 2019 and 2020.  Of the 18,482 stock options for Mr. McVey, 9,241 vested on January 31, 2018 and the remainder will vest on January 31, 2019 subject to Mr. McVey’s continued employment through the applicable vesting date. Of the 24,515 stock options for Mr. McVey, 8,335 vested in January 31, 2018, and 50% of the remainder will vest on each of January 31, 2019 and 2020.  The 16,120 stock options for Mr. DeLise and the 26,865 stock options for Mr. Themelis will vest 50% each on January 31, 2020 and 2021.  Of the 2,821 stock options for Mr. DeLise and the 3,830 stock options for Mr. Themelis, 959 stock options and 1,302 stock options, respectively, vested on January 31, 2018, and 50% of the remainder will vest on each of January 31, 2019 and 2020. The stock options will also vest and become exercisable in the event of certain terminations of their employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)

Each share of restricted stock and each restricted stock unit represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Generally, vesting is subject to the NEOs continued employment through the vesting date, except that shares of restricted stock and restricted stock units will vest in the event of certain terminations of employment and in certain circumstances may vest upon a change in control. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(3)	For Mr. McVey, the performance criteria for the 116,659 shares were met, and the shares will vest in two equal installments on January 15, 2019 and 2020.

(4) These restricted shares and restricted stock units became fully vested on January 31, 2018.

(5)

For Messrs. McVey, DeLise, and Themelis, 2,981 RSUs, 101 RSUs, and 807 RSUs vested, respectively, on January 31, 2018 and 2,981 RSUs, 101 RSUs, and 808 RSUs will vest, respectively, on January 31, 2019.

(6)  50% of the unvested shares vested on January 31, 2018 and the remainder sill vest on January 31, 2019.

(7)  For Mr. McVey, 2,115 RSUs vested on February 14, 2018, and 50% of the remainder will vest on each of January 31, 2019 and 2020.  For Mr. DeLise, 243 RSUs vested on January 31, 2018, and the remainder will vest on each of January 31, 2019 and 2020.  For Mr. McPherson, 214 RSUs vested on January 31, 2018, and the remainder will vest on each of January 31, 2019 and 2020.  For Mr. Themelis, 330 RSUs vested on January 31, 2018, and the remainder will vest on each of January 31, 2019 and 2020.

(8) 5,177 shares for Mr. McVey, 481 shares for Mr. DeLise, 212 shares for Mr. McPherson and 809 shares for Mr. Themelis outstanding as of December 31, 2017 represent 62.4% of the shares awarded on January 15, 2017, and reflect earned share amounts that actually settled in January 2018.  The settled share amount will vest in two equal installments each on January 31, 2019 and 2020.  6,933 shares for Mr. DeLise, 9,629 shares for Mr. McPherson and 11,555 shares for Mr. Themelis outstanding as of December 31, 2017 represent 100% of their target unearned performance shares awarded on January 22, 2016 that will settle in January 2019, subject to achievement of applicable performance goals. The settled shares will vest in two equal installments each on January 31, 2020 and 2021.  9,367 shares for Mr. Roupie outstanding as of December 31, 2017 represent 100% of his target unearned performance shares awarded on April 1, 2017.  50% of the unsettled shares will settle, subject to achievement of applicable performance goals, and vest on each of April 1, 2020 and 2021.

(9)  For Mr. DeLise, 2,600 shares will vest on each of January 31, 2020 and 2021.  For Mr. McPherson, 3,611 shares will vest on each of January 31, 2020 and 2021.  For Mr. Themelis, 4,333 shares will vest on each of January 31, 2020 and 2021.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2017.

2017 Option Exercises and Stock Vesting
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard M. McVey	287,000	46,926,556	38,401	7,204,222
Antonio L. DeLise	—	—	6,944	1,201,403
Kevin McPherson	21,300	2,783,804	11,053	1,898,309
Christophe Roupie	—	—	—	—
Nicholas Themelis	20,064	3,580,291	11,030	2,065,368

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.
(2)	Value realized represents the market value on the date of vesting.

Nonqualified deferred compensation

All NEOs were eligible to elect to defer the settlement of the RSUs awarded in whole or in part (see Long-term incentives — Equity-based Awards above).  The following table sets forth information with respect to vested RSUs held by Messrs. McVey and DeLise as of December 31, 2017, for which they have elected to defer the delivery of the underlying shares until the earlier of (i) separation of service (within the meaning of Code Section 409A), subject to the six-month delay required under Code Section 409A, (ii) a change of control of the Company and (iii) the calendar year in which the applicable anniversary following vesting occurs:

Deferral Elections
Name	Award / Deferral Date	Amount Deferred (#)	Re-deferral Date	Deferral Period (Years)
Richard M. McVey	1/14/2011	67,961	12/01/2015	10
	1/19/2011	119,565	12/01/2015	10
	1/13/2012	48,616	N/A (1)	5
	1/15/2013	44,882		7
	1/15/2014	26,067		5
	1/15/2015	25,084		5
	1/15/2016	9,033		5
	1/15/2017	6,222		separation of service
	1/15/2018	4,418		3
Antonio L. DeLise	1/13/2012	16,260	10/18/2016	10
	1/15/2014	3,028		5
	1/15/2015	2,763		4

(1)	Mr. McVey did not elect to re-defer his January 2012 RSU award. In February 2018, he took receipt of 16,205 previously deferred RSUs.

In addition, for Mr. DeLise, the table below includes $600,000 of the cash bonus paid to Mr. DeLise for performance for 2017 that he voluntarily deferred under our non-qualified deferred cash plan.

2017 Non-qualified Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(3)(4)	Aggregate Withdrawals / Distributions ($ )	Aggregate Balance at Last Fiscal Year- End ($)(5)(6)
Richard M. McVey	3,808,696	—	24,413,499	—	74,711,547
Antonio L. DeLise	1,487,671	—	2,062,995	—	7,499,271
Kevin McPherson	—	—	—	—	—
Nicholas Themelis	—	—	—	—	—

(1)

For Mr. McVey, reflects the market value of the Common Stock underlying 16,887 RSUs that vested on January 31, 2017, and 3,071 RSUs that vested on February 15, 2017 based on the closing price of our Common Stock on such dates of $187.25 and $191.69, respectively. In addition, it includes the value of amounts accrued and unpaid under dividend equivalent rights in 2014 through 2016 as of such vesting dates.  The dividend equivalents are equal in amount to the ordinary cash dividends paid to the holders of our Common Stock in 2014 through 2016 and will be paid when the applicable RSU vests.

For Mr. DeLise, reflects the market value of Common Stock underlying 3,252 RSUs that vested on January 15, 2017 and 1,912 RSUs that vested on January 31, 2017 based on the closing price of our Common Stock on such dates of $156.85 and $187.25, respectively.  In addition, it includes the value of amounts accrued and unpaid under dividend equivalent rights in 2014 through 2016 as of such vesting dates.  The dividend equivalents are equal in amount to the ordinary cash dividends paid to the holders of our Common Stock in 2014 through 2016 and will be paid when the applicable RSU vests.

(2)	For Mr. DeLise, his 2017 contributions included $600,000 that he elected to defer under the voluntary non-qualified deferred cash plan.
(3)

Aggregate Earnings with respect to vested and undelivered RSUs includes changes in the market value of the shares of Common Stock underlying the RSUs based on the difference of the closing price of our Common Stock on December 29, 2017 of $201.75 and the closing price of our Common Stock on the date of vesting, as well as the value of amounts accrued under a dividend equivalent right in 2017 that were unpaid as of December 29, 2017. Additionally, Aggregate Earnings include the difference in value of shares of Common Stock underlying the RSUs deferred by Mr. DeLise in 2012 and 2014 and by Mr. McVey in 2013, 2014 and 2015 at Fiscal Year End 2017 versus Fiscal Year End 2016, as well as the value of accrued but unpaid dividend equivalents. These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(4)	Earnings of $227,222 were added to Mr. DeLise’s Aggregate Earnings for 2017 representing the returns he earned through the non-qualified deferred cash plan.
(5)

The vested and undelivered RSUs were previously reported in the “Stock Awards” column of the Summary Compensation Table for fiscal years 2014, 2015, and 2016, in accordance with SEC rules. The value of the Aggregate Balance at Last Fiscal Year End for the RSUs was determined by adding all Executive Contributions for Fiscal Year-End 2017 to any Aggregate Earnings for Fiscal Year 2017 and the Aggregate Balance at Last Fiscal Year-End as previously reported for year-end 2016 ($46,489,352 for McVey and $3,948,605 for Mr. DeLise).

(6)  Mr. Roupie is not included in the table because he is not eligible to be a participant in the plan.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

Effective January 15, 2015, Mr. McVey and the Company entered into an amended and restated employment agreement (as amended on January 12, 2017, the “2015 CEO Employment Agreement”) providing for an initial five-year term with successive one-year automatic renewals unless either party elected not to extend the term at least 90 days prior to the last day of the term. The previous CEO employment agreement reached the end of its initial term in 2015.

The 2015 CEO Employment Agreement provides that Mr. McVey would be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the 2015 CEO Employment Agreement is a minimum of $500,000 per year.

Under the 2015 CEO Employment Agreement, Mr. McVey is eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as is in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company.

The 2015 CEO Employment Agreement provides for severance payments and benefits (subject to Mr. McVey’s execution of a waiver and general release) if Mr. McVey’s employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

The 2015 CEO Employment Agreement provides that any award gains and annual incentive awards received by Mr. McVey are subject to potential claw-back under policies adopted by the Company to comply with applicable law, rules or other regulatory requirements.

For purposes of the 2015 CEO Employment Agreement, “Cause” generally means Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;
•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates, or any felony; or
•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the 2015 CEO Employment Agreement, “Good Reason” generally means:

•

Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•

a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position (other than as a result of his ceasing to be a director);

•	our material breach of his employment agreement;
•	a relocation of his principal place of business of more than 50 miles; or
•

our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For purposes of the 2015 CEO Employment Agreement, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;
•

a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•

our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•

our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

Severance Pay Plan

Messrs. DeLise, McPherson and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. Effective November 2016, we amended our Severance Plan to provide certain executives, excluding the CEO but including our CFO, Head of Sales and CIO (“Participating Executives”), with enhanced benefits for a qualifying termination.   The amended provision provides the Participating Executives with 52 weeks of continued base salary and healthcare coverage. In addition, they will receive a severance payment equal to one times the average of the annual full-year cash bonuses received by each respective participant for the three prior years.   In consideration of eligibility, the Participating Executives agreed to provide us with not less than three months’ prior written notice in the event of a voluntary termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

Proprietary Information and Non-Competition Agreements

Each of our U.S. – based NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO, and six months thereafter for the CFO and CIO, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our non-clerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Christophe Roupie U.K. Employment Contract

Effective March 15, 2017, Mr. Roupie and MarketAxess Europe Limited entered into an employment agreement (“EU Employment Agreement”) pursuant to which Mr. Roupie is entitled to receive an annual base salary equal to $399,000 and is eligible to participate in our discretionary cash bonus plans. For the 2017 performance year only, the agreement provides that Mr. Roupie would receive a cash bonus award in an amount no less than his annual base salary. Pursuant to the EU Employment Agreement, Mr. Roupie was awarded a four-year multi-year hire-on grant of 9,367 shares in April 2017 valued at $1.748 million. The entire grant is performance based. Performance is based on two years (2017 and 2018 measurement periods) of internal financial goals as set by management in the first quarter of 2017. The Company previously requested and received confidential treatment from the Securities and Exchange Commission for the amounts of the performance criteria for Mr. Roupie’s hire-on grant.

In addition, the EU Employment Agreement provides for a mutual notice period of no less than three months in advance of termination of employment.  Under the EU Employment Agreement, Mr. Roupie is subject to (i) certain provisions that prohibit disclosure of our confidential information without our prior written consent and (ii) a six-month restricted period during which he is subject to (a) certain non-competition provisions that restrict his engaging in certain activities that are competitive with us and (b) certain non-solicitation provisions that restrict his recruiting, soliciting, and hiring of our non-clerical employees.  The EU Employment Agreement allows for adjustment of compensation due to performance, as well as other clawback provisions as required under the U.K. Remuneration Code and similar statutes in Europe.

Potential termination or change in control payments and benefits

Mr. McVey is entitled to certain payments and benefits pursuant to his employment agreement and other agreements entered into between us and him upon a termination of his employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. DeLise, McPherson, and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.  Mr. Roupie is entitled to benefits associated with certain equity awards.

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2017. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2017 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $201.75, the closing price on December 31, 2017. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs for performance years 2015 through 2017, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

Payments and Benefits for Mr. McVey, CEO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5) ($)	Restricted Stock Unit Acceleration (6) ($)	Stock Option Acceleration (7) ($)	Payment Reduction (8) ($)	Total ($)

Termination Without Cause or for Good Reason Outside a Change in Control Protection Period (“CCPP")	1,000,000	4,133,333	29,219	12,882,746	—	13,617,844	—	—	31,663,143
Termination i) Without Cause, ii) for Good Reason, and iii) for RSUs only due to Death or by the Company due to Disability, during a CCPP, but prior to a Change in Control	1,000,000	4,133,333	29,219	24,650,723	1,044,400	16,566,397	—	—	47,424,073
Termination i) Without Cause, ii) for Good Reason, and iii) for RSUs only due to Death or by the Company due to Disability, upon or within 24 months following a Change in Control	1,000,000	4,133,333	29,219	29,147,831	1,044,400	16,566,397	2,872,920	—	54,794,102
Award is not continued, assumed or has no new rights substituted upon a Change in Control (no termination)	—	—	—	29,147,831	1,044,400	—	2,872,920	—	33,065,152
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death, or by the Company due to Disability, outside of CCPP	500,000	2,066,667	19,479	29,147,831	522,200	8,283,199	2,899,148	—	43,438,524

(1)

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 24 months following termination if (i) his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term of the agreement at least 90 days prior to the end of the term (a “Non-Extension Notice”)), due to our providing a Non-Extension Notice, or by us as a result of his having a disability or for Cause (an “Enhanced Non-Change in Control Termination”), or (ii) he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason (including due to his providing a Non-Extension Notice), or by us for Cause, in any case, within three months prior to a “change in control event” within the meaning of Section 409A of the Code, or within 18 months after a Change in Control as defined in the agreement (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”).

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 12 months following termination if his employment is terminated outside of a Change in Control Protection Period due to his death, due to our providing a Non-Extension Notice, or by us as a result of his having a disability (a “Standard Non-Change in Control Termination”).

(2)

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments) in the event of an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments) in the event of a Standard Non-Change in Control Termination.

(3)

Effective January 2017, pursuant to an amendment to Mr. McVey’s employment agreement, the cost of continuing health coverage was extended to 24 months following an Enhanced Non-Change in Control Termination or a Change in Control Termination.   The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Standard Non-Change in Control Termination.  In both cases, the payments may be made through continued coverage, if so allowed by the respective plans, or through COBRA.

(4)	Pursuant to the Performance Share Agreements between us and Mr. McVey dated January 15, 2015 and 2016, (“CEO Annual Awards”) and January 15, 2015 (the “CEO Retention Equity Award”):
•	all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “Settlement Shares”) will fully vest upon his death or disability
•	in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested Settlement Shares will fully vest; and
•

in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested Settlement Shares will fully.

(5)	Pursuant to the CEO Annual Award between us and Mr. McVey dated January 15, 2017:
•

in the event of termination of employment due to death or disability prior to the settlement dates (which occurred in the first fiscal quarter of 2018) (the “Settlement Dates”), under the CEO Annual Award, he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement; and

•

the Compensation Committee has discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McVey the number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)	Pursuant to the Stock Option Agreements between us and Mr. McVey dated January 15, 2015, 2016 and 2017:
•	in the event of termination of employment due to death or disability, 50% of the unvested portion of the option will become fully vested and exercisable;

•	in the event of termination of employment other than voluntary termination or termination for cause, the unvested portions of the options will become fully vested and exercisable.
(7)

If, prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McVey under the Restricted Stock Unit Agreements between us and him dated January 15, 2015 and January 15, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. McVey will vest. All of the unvested shares of restricted stock units pursuant to the grants awarded on January 15, 2015 will vest upon his death or disability.  50% of the unvested shares of restricted stock units pursuant to a grant awarded on January 15, 2016 and January 15, 2017 will vest upon his death or disability.

(8)

Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. DeLise, CFO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	830,000	19,900	—	971,342	262,275	1,587,014	—	3,970,532
Termination Without Cause within 24 months following a Change in Control	300,000	830,000	19,900	244,925	1,495,795	893,753	1,713,677	—	5,498,050
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	244,925	1,495,795	893,753	1,713,677	—	4,348,149
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	415,000	9,950	122,462	1,447,264	709,151	856,838	—	3,710,666

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment Without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreements between us and Mr. DeLise dated January 15, 2015 and January 15, 2016:
•	50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. DeLise dated January 15, 2017, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2018) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date. In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. DeLise the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. DeLise under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 25/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. DeLise the target number of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. DeLise under the Restricted Stock Unit Agreements between us and him dated each of January 15, 2015 and 2016 and January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. DeLise will vest. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. DeLise and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability as will 50% percent of the unvested stock options from his agreement dated January 15, 2017.

Payments and Benefits for Mr. McPherson, Sales
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	1,200,000	19,900	—	1,349,063	364,260	2,204,099	—	5,437,322
Termination Without Cause within 24 months following a Change in Control	300,000	1,200,000	19,900	330,668	1,985,454	2,299,950	2,204,099	—	8,340,071
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	330,668	1,985,454	2,299,950	2,204,099	—	6,820,171
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	600,000	9,950	165,334	1,964,052	1,514,235	1,102,049	—	5,505,621

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreements between us and Mr. McPherson dated January 15, 2015 and January 15, 2016:
•	50% of the unvested shares of restricted stock granted to Mr. McPherson upon settlement of his performance shares (the “McPherson Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McPherson Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested McPherson Settlement Shares will fully vest. The table above assumes that the McPherson Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. McPherson dated January 15, 2017, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2018) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date.  In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McPherson the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. McPherson under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 25/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. McPherson the target number of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McPherson under the Restricted Stock Unit Agreements between us and him dated each of January 15, 2013, 2015 and 2016 and January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. McPherson will vest. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. McPherson and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability.

Payments to Mr. Roupie, EU/Asia
	Base Salary (1) ($)	Performance Based Restricted Stock Acceleration (2) ($)	Total ($)
Involuntary Termination outside a CIC	13,154	—	13,154
Termination Without Cause within 24 months following a Change in Control	13,154	1,889,792	1,902,946
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	1,889,792	1,889,792
Termination for Cause or Without Good Reason	—	—	—
Death/Disability	—	944,896	944,896

(1)

In accordance with the U.K. severance program and subject to his execution of a U.K. compromise agreement, Mr. Roupie is eligible for 2 weeks of base salary for each year of service, pro-rated for partial years of service, in the event of any termination without Cause.

(2)

The Restricted Stock Award between us and Mr. Roupie dated April 1, 2017 is subject to performance adjustment.   As such, in the event of termination of employment due to death or disability prior to the settlement of the award, he would have been entitled to receive 50% of the unvested target shares of restricted stock.  In the event of a termination without Cause within 24 months following a Change in Control or if the award is not continued, assumed or given new rights upon a Change in Control, 100% of the unvested target shares would vest.

Payments and Benefits for Mr. Themelis, CIO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	1,325,000	19,900	—	1,618,904	437,091	2,644,859	—	6,345,755
Termination Without Cause within 24 months following a Change in Control	300,000	1,325,000	19,900	964,970	2,494,377	1,948,098	2,816,826	—	9,869,172
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	964,970	2,494,377	1,948,098	2,816,826	—	8,224,272
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	662,500	9,950	482,485	2,412,799	1,411,140	1,408,413	—	6,537,288

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreements between us and Mr. Themelis dated January 15, 2015 and January 15, 2016:
•	50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. Themelis dated January 15, 2017, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2018) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date. In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Themelis the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. Themelis under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 25/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. Themelis the target number of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. Themelis under the Restricted Stock Unit Agreements between us and him dated each of January 15, 2015 and 2016 and January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. Themelis will vest. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. Themelis and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability as will 50% of the unvested stock options from his agreement dated January 15, 2017.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2017, which has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CEO PAY RATIO

The Company’s compensation and benefits philosophy and the overall structure of our compensation and benefits programs are broadly consistent across the global organization, notwithstanding regional nuances.  Our goal is to ensure that the compensation and benefits program of each employee reflects his or her specific role, responsibilities and contributions and is competitive for the employee’s location based on the market data provided by our compensation consultants.

As required by Section 953(b)of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, our Company is required to calculate and disclose the total compensation paid to its median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to the Company’s CEO.  The Company believes that the ratio of pay included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Measurement Date

We identified the median employee using our employee population on October 1, 2017.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify our median employee by use of a consistently applied compensation measure (“CACM”).  We chose a CACM that closely approximates the annual total direct compensation of our employees and corresponds to how we disclose our CEO’s compensation in the Summary Compensation Table (“SCT Calculation”).   In our SCT Calculation, we included:

•	Base salary on an annualized basis;
•	Cash bonus paid in 2018 for 2017 results;
•	Other payments including, but not limited to, severance payments, overtime and allowances;
•	Value of equity awards granted in 2017, computed in accordance with FASB ASC Topic 718;
•	Value of dividends and dividend equivalents accrued on unvested equity in 2017; and
•	Company’s contribution to a pension or retirement plan, including, but not limited to, a 401(k) defined contribution plan in the U.S.

We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Alternative Calculation

In addition to the required pay ratio calculation, we have also calculated an alternative pay ratio (the “Alternative TDC Calculation”) that compares the compensation for our median employee to our CEO’s compensation by adding the annualized portions of any multi-year equity awards that were attributed to year-end compensation to the SCT Calculation.  We believe that annualizing any multi-year awards and adding those values to total compensation better reflect how we actually calculate and make compensation decisions for all employees including the CEO.  This did not change the identity of the median employee, but it did increase the compensation attributed to the CEO for 2017, due to annualization of a multi-year performance award he received in 2015.

De Minimus Exception

We did not include employees from the following countries as each represented less than 5% of our employee population:

•	Hong Kong – 4 employees
•	Singapore – 7 employees
•	France – 1 employee
•	Brazil – 3 employees

Methodology and Pay Ratio Outcome

Using the above CACM and excluding the employees in the countries referenced above, we identified the median employee.  Our median employee compensation was $145,116 when calculated by either the SCT Calculation or the Alternative TDC Calculation.  Based on the SCT Calculation, the CEO’s compensation in 2017 was $5,862,636 and the median employee pay ratio is 40:1. When using the Alternative TDC Calculation, the CEO’s compensation in 2017 was $7,462,636 and the median employee pay ratio is 51:1.

This pay ratio information is being provided solely for compliance purposes.  Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers, holders of more than five percent of the outstanding shares of our Common Stock and the foregoing persons’ immediate family members. We review relationships and transactions in which the Company and our related parties are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Transactions with our 5% Stockholders

Each of the 5% stockholders that are listed above under Security Ownership of Certain Beneficial Owners and Management or their affiliated entities is a party to a user agreement or dealer agreement that governs their access to, and activity on, our electronic trading platform. These agreements were each entered into in the normal course of business and provide for the fees and expenses to be paid by such entities for the use of the platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2017 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Mr. McVey inadvertently filed a Form 4 report late reflecting an exercise of options.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2019 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2019 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 27, 2018. In addition, under the Company’s bylaws, any proposal for consideration at the 2019 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 27, 2018 and the close of business on December 27, 2018 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

Appendix A

AMENDMENT

TO THE

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

(AMENDED AND RESTATED EFFECTIVE JUNE 7, 2016)

The MarketAxess Holdings Inc. 2012 Incentive Plan (amended and restated effective June 7, 2016), as amended from time to time (the “2012 Incentive Plan”) is hereby amended, effective as of June 7, 2018, subject to stockholder approval at the Company’s 2018 annual meeting of stockholders, as follows:

1.	The first sentence of Section 4.1(a) of the 2012 Incentive Plan is hereby amended and restated in its entirety to read as follows:

The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan on or following the date of the Company’s 2018 annual meeting of stockholders shall not exceed 4,310,176 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both.

2.	Except as specifically amended hereby, the 2012 Incentive Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000378327_1 R1.0.1.17 MARKETAXESS HOLDINGS INC. 299 Park Avenue 10th Floor NEW YORK, NY 10171 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Richard M. McVey 1b. Steven L. Begleiter 1c. Stephen P. Casper 1d. Jane Chwick 1e. William F. Cruger 1f. David G. Gomach 1g. Carlos M. Hernandez 1h. Richard G. Ketchum 1i. Emily H. Portney 1j. John Steinhardt 1k. James J. Sullivan The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018. 3. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the 2018 Proxy Statement. 4. To approve an amendment to increase the aggregate number of shares of common stock that may be issued or used for awards under the MarketAxess Holdings Inc. 2012 Incentive Plan. NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSALS 2, 3 AND 4, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN BELOW - NO BOXES NEED BE CHECKED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000378327_2 R1.0.1.17 2018 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC. June 7, 2018 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Shareholder Letter, Proxy Statement and 10-K are available at www.proxyvote.com MARKETAXESS HOLDINGS INC. The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Scott Pintoff, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 7, 2018, or at any postponement or adjournment thereof. You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side